UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Apple Inc.

(Name of registrant as Specified In Its Charter)

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Apple Inc.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

1 Infinite Loop Building 4 (Town Hall) Cupertino, California 95014	March 10, 2015 9:00 a.m. PDT

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at investor.apple.com.

Items of Business

(a)	To elect the Board of Directors. The Board intends to present for election the following seven nominees: Tim Cook, Al Gore, Bob Iger, Andrea Jung, Art Levinson, Ron Sugar, and Sue Wagner;

(b)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2015;

(c)	To vote on an advisory resolution to approve executive compensation;

(d)	To amend the Apple Inc. Employee Stock Purchase Plan;

(e)	To consider two shareholder proposals, if properly presented at the Annual Meeting; and

(f)	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Record Date

Close of business on January 9, 2015

Sincerely,

Bruce Sewell Senior Vice President, General Counsel and Secretary

Cupertino, California January 22, 2015

Your vote is important. Please exercise your shareholder right to vote.

Apple Inc. | Proxy Statement

Apple Inc. | Proxy Statement

GENERAL INFORMATION

Why am I receiving these materials?

Apple Inc. (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2015 annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, March 10, 2015 at 9:00 a.m. Pacific Daylight Time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be held in Building 4 (Town Hall) of the Company’s principal executive offices located at 1 Infinite Loop, Cupertino, California, 95014.

These materials were first sent or made available to shareholders on January 22, 2015. You are invited to attend the Annual Meeting and requested to vote on the proposals described in this proxy statement (the “Proxy Statement”).

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2015 Annual Meeting of Shareholders;

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended September 27, 2014, as filed with the Securities and Exchange Commission (the “SEC”) on October 27, 2014 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

The Company is aware of six items that shareholders may vote on at the Annual Meeting:

•	The election to the Company’s Board of Directors (the “Board”) of the seven nominees named in this Proxy Statement (Proposal No. 1);

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 2);

•	An advisory resolution to approve executive compensation (Proposal No. 3);

•	The amendment of the Apple Inc. Employee Stock Purchase Plan (Proposal No. 4);

•	A shareholder proposal by The National Center for Public Policy Research (Proposal No. 5); and

•	A shareholder proposal by Mr. James McRitchie and Mr. John Harrington (Proposal No. 6).

Will any other business be conducted at the meeting?

Other than the proposals referred to in this Proxy Statement, the Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the

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shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” election of each of the nominees named in this Proxy Statement to the Board (Proposal No. 1);

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 2);

•	“FOR” approval of the advisory resolution to approve the Company’s executive compensation (Proposal No. 3);

•	“FOR” amendment of the Apple Inc. Employee Stock Purchase Plan (Proposal No. 4); and

•	“AGAINST” each of the two proposals submitted by shareholders (Proposals No. 5 and No. 6).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings, and reduce the cost to the Company associated with the physical printing and mailing of materials.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

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To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call the Company at the following:

Apple Investor Relations

1 Infinite Loop MS: 301-4IR

Cupertino, California 95014

(408) 974-3123

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at investor.apple.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Choosing to receive future proxy materials by email will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only shareholders of record as of the close of business on January 9, 2015 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 5,824,748,000 shares of the Company’s common stock issued and outstanding, held by 26,306 holders of record. In addition to shareholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

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Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a shareholder of record of the Company’s shares, how do I vote?

If you are a shareholder of record, there are four ways to vote:

•

In person. You may vote in person at the Annual Meeting by requesting a ballot from an usher when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

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What is the quorum requirement for the Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Luca Maestri and Bruce Sewell, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 2.

Each of the other proposals, including the election of directors (Proposal No. 1), the advisory resolution approving the Company’s executive compensation (Proposal No. 3), the proposal to amend the Apple Inc. Employee Stock Purchase Plan (Proposal No. 4), and each of the shareholder proposals (Proposals No. 5

Apple Inc. | Proxy Statement | 5

and No. 6), are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1 and Proposals No. 3 through No. 6.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal No. 1), the Company’s bylaws provide that in an uncontested election of directors the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum is required to elect a director.

An “uncontested election of directors” means an election of directors in which, at the expiration of the time fixed pursuant to the Company’s bylaws requiring advance notice of director candidates, the number of candidates for election does not exceed the number of directors to be elected by the shareholders at that election. Also, under the Company’s bylaws, the term of any incumbent director who (1) does not receive the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum, and (2) has not earlier resigned, will end on the date that is the earlier of: (a) 90 days after the date on which the voting results for the Annual Meeting are determined by the inspector of election; or (b) the date on which the Board selects a person to fill the office held by that director in accordance with the Company’s bylaws.

Approval of Proposals No. 2 through No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, in each case, the affirmative vote of a majority of the shares necessary to constitute a quorum is also required for approval, and therefore broker non-votes and abstentions could prevent the election of a director or the approval of a proposal because they do not count as affirmative votes.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically

Apple Inc. | Proxy Statement | 6

revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014 prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative from Computershare will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to the Company’s management and the Board to review your comments.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014. The Company’s main telephone number is (408) 996-1010.

What is the Company’s fiscal year?

The Company’s fiscal year is the 52- or 53-week period that ends on the last Saturday of September. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

Who is paying the costs of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Annual

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Meeting. We have agreed to pay Georgeson Inc. a fee of approximately $15,000 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (866) 828-4304.

The Company must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to solicitations by mail, the proxy solicitor and certain of the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication.

How can I attend the Annual Meeting?

Only shareholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. Admission will begin at 7:30 a.m. Pacific Daylight Time on the date of the Annual Meeting, and each shareholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of shareholders?

Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a shareholder intends to present at the 2016 annual meeting of shareholders and wishes to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2016 annual meeting of shareholders must be received no later than September 24, 2015. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Secretary by mail at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014, or by email at shareholderproposal@apple.com.

Requirements for Other Shareholder Proposals to Be Brought Before the 2016 Annual Meeting of Shareholders and Director Nominations. Notice of any proposal that a shareholder intends to present at the 2016 annual meeting of shareholders, but does not intend to have included in the Company’s proxy statement and form of proxy relating to the 2016 annual meeting of shareholders, as well as any director nominations, must be delivered to the Company’s Secretary by mail at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014, or by email at shareholderproposal@apple.com, not earlier than the close of business on November 11, 2015, and not later than the close of business on December 11, 2015. The notice must be submitted by a shareholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the shareholder intends to present at the 2016 annual meeting of shareholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record.

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DIRECTORS, CORPORATE GOVERNANCE AND EXECUTIVE OFFICERS

Directors

Listed below are the seven nominees for election as a director, each of whom currently serves on the Board. On January 16, 2015, Millard “Mickey” Drexler, 70, who has served on the Board since 1999, notified the Board of his intention to retire at the end of his current term, which will expire at the Annual Meeting. The Board has not yet nominated an individual to fill the vacancy that will be created by Mr. Drexler’s departure from the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Each of the directors listed below has consented to serving as a nominee, being named in this proxy statement, and serving on the Board if elected. Each director elected at the Annual Meeting will serve a one-year term.

The Board comprises a diverse group of leaders in their respective fields. Many directors have senior leadership experience at major domestic and multinational companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many directors also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have experience as directors or trustees of significant academic, research, nonprofit and philanthropic institutions, and bring unique perspectives to the Board.

Name	Position With the Company	Age as of the Annual Meeting	Director Since

Tim Cook	Director and Chief Executive Officer	54	2011

Al Gore	Director	66	2003

Bob Iger	Director	64	2011

Andrea Jung	Director	56	2008

Art Levinson	Chairman of the Board	64	2000

Ron Sugar	Director	66	2010

Sue Wagner	Director	53	2014

The Board and its Nominating and Corporate Governance Committee (the “Nominating Committee”) believe the skills, qualities, attributes and experience of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s shareholders. The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and the Nominating Committee to determine that it is appropriate to nominate these directors.

Tim Cook has been the Company’s Chief Executive Officer since August 2011 and was previously the Company’s Chief Operating Officer since October 2005. Mr. Cook joined the Company in March 1998 and

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served as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served as Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served as Senior Vice President, Worldwide Operations. Mr. Cook has served as a director of NIKE, Inc. since November 2005, and is also a director of The National Football Foundation & College Hall of Fame, Inc. Mr. Cook has served on the advisory board of Tsinghua University School of Economics and Management since October 2013. Mr. Cook brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service and support.

Al Gore has served as Chairman of Generation Investment Management since 2004, and a partner of Kleiner Perkins Caufield & Byers since 2007. Mr. Gore also is Chairman of The Climate Reality Project. Mr. Gore was elected to the U.S. House of Representatives four times, to the U.S. Senate two times, and served two terms as Vice President of the United States. Among other qualifications, Mr. Gore brings to the Board executive leadership experience, a valuable and different perspective due to his extensive background in digital communication and technology policy, politics, and environmental rights, along with experience in asset management and venture capital.

Bob Iger has served as Chairman and Chief Executive Officer of The Walt Disney Company since March 2012. Prior to that time, he served as President and Chief Executive Officer of Disney since October 2005, having previously served as President and Chief Operating Officer since January 2000 and as President of Walt Disney International and Chairman of the ABC Group from 1999 to 2000. From 1974 to 1998, Mr. Iger held a series of positions with increasing responsibility at ABC, Inc. and its predecessor Capital Cities/ABC, Inc. Mr. Iger has served as a director of Disney since January 2000. Mr. Iger is a member of the board of directors of the National September 11 Memorial & Museum, the Lincoln Center for the Performing Arts, and the U.S.-China Business Council. Since June 2010, Mr. Iger has also served on the President’s Export Council. Among other qualifications, Mr. Iger brings to the Board executive leadership experience, including his service as a chief executive officer of a large public company, along with extensive financial expertise and experience in international exports and brand marketing.

Andrea Jung has served as the President and Chief Executive Officer of Grameen America LLC since April 2014, where she also serves on the board of directors. Ms. Jung previously served as Executive Chairman of Avon Products, Inc. from April 2012 to December 2012, and as Chairman of the Board of Directors and Chief Executive Officer of Avon from September 2001 to April 2012. Prior to that, Ms. Jung had served as Chief Executive Officer of Avon since November 1999 and served as a member of the board of directors of Avon since January 1998. Ms. Jung has served as a member of the Supervisory Board of Daimler AG since April 2013 and has also been a director of General Electric Company since 1998, where she serves on the Management Development and Compensation Committee, the Governance and Public Affairs Committee, and the Science and Technology Committee. Among other qualifications, Ms. Jung brings to the Board executive leadership experience, including her service as a chief executive officer of a public multinational company, along with extensive brand marketing and consumer products experience.

Art Levinson has served as the Chief Executive Officer of Calico since September 2013. Previously, Dr. Levinson served as the Chairman of Genentech, Inc. from September 1999 to September 2014 and as a director and member of the Remuneration Committee of F. Hoffman-La Roche Ltd. from March 2010 to September 2014. Dr. Levinson also served as Chief Executive Officer of Genentech from July 1995 to April 2009, and, from May 2009 to September 2013, served as an advisor to Genentech’s Research and Early

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Development center and as a member of Genentech’s external advisory group, the Scientific Resource Board. Dr. Levinson previously served as a director of NGM Biopharmaceuticals, Inc. and as Chairman of the Board of Amyris, Inc. Dr. Levinson also serves on the Board of Directors of the Broad Institute of Harvard and MIT, on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, on the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, on the Advisory Council for the Princeton University Department of Molecular Biology, on the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics, and on the Innovation Advisory Board of the United States Commerce Department. Among other qualifications, Dr. Levinson brings to the Board executive leadership experience, including his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

Ron Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation. Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. Dr. Sugar has also been a director of Air Lease Corporation since April 2010, of Amgen Inc. since July 2010, and of Chevron Corporation since April 2005. Dr. Sugar also serves as a senior advisor to Ares Management, LLC, a member of the National Academy of Engineering, a trustee of the University of Southern California, a director of the Los Angeles Philharmonic Association and a national trustee of the Boys and Girls Clubs of America. Among other qualifications, Dr. Sugar brings to the Board executive leadership experience as a chairman and chief executive officer of a major public company, financial expertise as a former chief financial officer, understanding of advanced technology, and a global business perspective from his service on other boards.

Sue Wagner has served as a director of BlackRock, Inc. since October 2012, where she serves on the Risk Committee. Ms. Wagner was a co-founder of BlackRock and previously served as Vice Chairman from 2006 and as a member of BlackRock’s Global Executive Committee and Global Operating Committee until her retirement in July 2012. During her tenure at BlackRock, she also led strategy and corporate development and the alternative investments and international client businesses. Ms. Wagner has also served as a director on the boards of both Swiss Re Ltd. and Swiss Reinsurance Company Ltd. since April 2014. Ms. Wagner is a member of both the Finance and Risk Committee and the Investment Committee of Swiss Re Ltd. Ms. Wagner also serves on the boards of DSP BlackRock Investment Managers Pvt. Ltd., Wellesley College and the Hackley School. Among other qualifications, Ms. Wagner brings to the Board operational experience, including her service as chief operating officer of a major international public company, along with extensive financial expertise and experience in the financial services industry.

Corporate Governance

Role of the Board

The Board oversees the Company’s CEO and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served. The Company’s Corporate Governance Guidelines are available at investor.apple.com/corporate-governance.cfm.

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The Board met a total of six times during 2014. The Board has determined that all Board members, other than Mr. Cook, are independent under applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”), the New York Stock Exchange LLC (“NYSE”), and the SEC.

Board Leadership Structure

The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance. The Board also believes the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and leverages the Chairman’s experience and perspectives. The Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its shareholders.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee, and Nominating Committee. The Board has determined that the Chairs and all committee members are independent under applicable NASDAQ, NYSE, and SEC rules for committee memberships. The members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating Committee

Tim Cook	—	—	—

Mickey Drexler	—	Member	Member

Al Gore	—	Member	Member

Bob Iger	Member	—	Chair

Andrea Jung	—	Chair	Member

Art Levinson	Member	Member	—

Ron Sugar	Chair	—	—

Sue Wagner	Member	—	—

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the system of internal controls established by management and the Board, reviewing significant financial transactions, and overseeing enterprise risk management. The Audit Committee met a total of ten times during 2014.

The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, administering the Company’s equity compensation

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plans, and reviewing the Board’s compensation. The Compensation Committee’s authority to grant equity awards may not be delegated to the Company’s management or others. For a description of the Compensation Committee’s processes and procedures, including the roles of the Company’s executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee met a total of six times during 2014.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, including implementing the Company’s Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating Committee met a total of five times during 2014 and, after the end of the fiscal year, recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board.

The Audit Committee, Compensation Committee and Nominating Committee operate under written charters adopted by the Board. These charters are available at investor.apple.com/corporate-governance.cfm.

During 2014, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by each committee of the Board on which such person served (during the periods that such person served).

There are no family relationships among the Company’s executive officers and directors.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. In fulfilling its oversight responsibilities with regard to risks inherent in the Company’s business, including the identification, assessment, management, and monitoring of those risks, and risk management decisions, practices and activities of the Company, the Audit Committee is assisted by a Risk Oversight Committee consisting of key members of management, including the Company’s Chief Financial Officer and General Counsel. The Risk Oversight Committee reports regularly to the Audit Committee, and the Audit Committee makes periodic reports to the Board. See the Audit Committee’s Charter at investor.apple.com/corporate-governance.cfm for more information about its risk oversight function.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security, business continuity, legal and regulatory, and reputational exposures, and

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reviews the steps management has taken to monitor and control these exposures. With respect to privacy and data security, the Audit Committee’s oversight includes, among other things: (i) review of regular reports from the Company’s Chief Compliance Officer, Director of Global Privacy, Vice President of Internal Audit and other members of the Risk Oversight Committee, which include updates on the Company’s privacy program and relevant legislative, regulatory and technical developments; and (ii) review of management’s report on the results of the Company’s annual privacy assessment. As with other matters, the Audit Committee regularly discusses these topics with the full Board.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Cash bonuses are capped and are tied to overall corporate performance, and also are a relatively small percentage of executive officers’ total compensation opportunities. The majority of compensation provided to the executive officers is in the form of time-based and performance-based long-term equity awards that help further align executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price performance and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to shareholder value creation.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and do not encourage short-term risk taking at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of shareholders.

Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under applicable SEC rules and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

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Code of Ethics

The Company has a code of ethics, “Business Conduct: The way we do business worldwide,” that applies to all employees, including the Company’s principal executive officer, principal financial officer, and principal accounting officer, as well as to the Board. The code is available at investor.apple.com/corporate-governance.cfm. The Company intends to disclose any changes in, or waivers from, this code by posting such information on the same website or by filing a Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2014.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the party to the transaction has or will have a direct or indirect interest. A copy of this policy is available at investor.apple.com/corporate-governance.cfm.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The related person’s interest in the transaction;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the transaction;

•	Required public disclosure, if any; and

•

Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

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In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the Audit Committee for its review in connection with its next scheduled meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	Employment as an executive officer, if the related compensation is approved (or recommended to the Board for approval) by the Compensation Committee;

•

Any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of SEC Regulation S-K;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro-rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals, if any, is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Transactions with Related Persons

The Company enters into commercial dealings with Disney and J.Crew that it considers arms-length, including sales arrangements and, in the case of Disney, iTunes Store content licensing agreements and similar arrangements. The Company enters into these commercial dealings in the ordinary course of its business. Mr. Iger is Chairman and Chief Executive Officer of Disney. Mr. Drexler is Chairman and Chief Executive Officer of J.Crew. The Company does not believe that either Mr. Iger or Mr. Drexler has a material direct or indirect interest in any of such commercial dealings.

The Board has determined that all Board members, excluding Mr. Cook, are independent under the applicable NASDAQ, NYSE, and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated.

Attendance of Directors at 2014 Annual Meeting of Shareholders

The Company expects all of its directors to attend its annual meetings of shareholders. All of the Company’s directors attended the 2014 annual meeting of shareholders.

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Compensation Committee Interlocks and Insider Participation

Mr. Drexler, Mr. Gore, and Ms. Jung were the members of the Compensation Committee during 2014. Dr. Levinson was appointed to the Compensation Committee after the end of the fiscal year. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2014.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Secretary at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the shareholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters is available at investor.apple.com/corporate-governance.cfm.

Compensation of Directors

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under the Company’s 1997 Director Stock Plan (the “Director Plan”), members of the Board who are not also Company employees (“Non-Employee Directors”) are granted restricted stock units (“RSUs”) on the date of the annual meeting of shareholders (each, an “Annual RSU Award”). The number of RSUs subject to each Annual RSU Award is determined by dividing $250,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded to the nearest whole share). All Annual RSU Awards to directors are scheduled to vest on February 1 of the year following the year in which the award is granted, subject to continued service on the Board.

A Non-Employee Director who is newly appointed to the Board other than in connection with an annual meeting of shareholders will generally also receive a grant of RSUs upon appointment (an “Initial RSU Award”), except that a Non-Employee Director who joins the Board after February 1 of a particular year and prior to the annual meeting for that year will not receive an Initial RSU Award. The number of RSUs subject to each Initial RSU Award is determined in the same manner as described above for Annual RSU Awards, but the grant-date value of the award is pro-rated based on the portion of the year that has passed since the last annual meeting. Initial RSU Awards are scheduled to vest on the vesting date established for the Annual RSU Awards made at the last annual meeting prior to the date on which the Non-Employee Director joined the Board.

Non-Employee Directors do not have the right to vote or dispose of the RSUs subject to these awards. If the Company pays an ordinary cash dividend on its common stock, each RSU award granted under the

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Director Plan will be credited with an amount equal to the per-share cash dividend paid by the Company, multiplied by the total number of RSUs subject to the award that are outstanding immediately prior to the record date for such dividend. The amounts that are credited to each award are referred to as “dividend equivalents.” Any dividend equivalents credited to an award granted under the Director Plan will be subject to the same vesting, payment and other terms and conditions as the unvested RSUs to which the dividend equivalents relate. The crediting of dividend equivalents is meant to treat the RSU award holders consistently with shareholders.

In August 2014, the Board approved an increase to the annual cash retainer for Non-Employee Directors from $50,000 to $100,000. The Compensation Committee recommended that the Board increase the retainer after reviewing peer company market data supplied by the Compensation Committee’s independent compensation consultant. Because the Board increased the retainer mid-year and the retainers are paid in quarterly installments, the increase was applied on a pro-rata basis to the final quarterly installment paid in 2014. The Chairman of the Board, Dr. Levinson, receives an additional annual retainer of $200,000; the Chair of the Audit Committee, Dr. Sugar, receives an additional retainer of $25,000; the Chair of the Compensation Committee, Ms. Jung, receives an additional annual retainer of $20,000; and the Chair of the Nominating Committee, Mr. Iger, receives an additional annual retainer of $15,000. All retainers are paid in quarterly installments. Other than the additional annual retainers paid to the Chair of each committee and the Chairman of the Board, directors do not receive any additional compensation for serving as Chair or member of any committee.

The Company has adopted stock ownership guidelines applicable to the Company’s CEO, executive officers and Non-Employee Directors. Under the guidelines, Non-Employee Directors are expected to own shares of Company common stock that have a value equal to five times their annual cash retainer for serving as a director. Shares may be owned directly by the individual, or owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each individual is required to satisfy the stock ownership guideline applicable to them by November 12, 2017, or within five years after first becoming subject to the guidelines. Other than Ms. Wagner, who joined the Board in July 2014, each of the Company’s Non-Employee Directors has already satisfied the stock ownership guidelines.

In addition, under the Company’s Board of Directors Equipment Program, each Non-Employee Director is eligible to receive, upon request and free of charge, one of each new product introduced by the Company, and is eligible to purchase additional equipment at a discount.

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Director Compensation—2014

The following table shows information regarding the compensation earned or paid during 2014 to Non-Employee Directors who served on the Board during the year. The compensation paid to Mr. Cook is shown under “Executive Compensation” in the table entitled “Summary Compensation Table—2014, 2013, and 2012” and the related explanatory tables. Mr. Cook does not receive any compensation for his service as a member of the Board.

Common Stock Split. On June 6, 2014, the Company effected a seven-for-one stock split to shareholders of record as of June 2, 2014. All share and per share information presented in this Proxy Statement has been adjusted to reflect the stock split.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Bill Campbell(3)	48,750	249,964	1,169	299,883

Mickey Drexler	62,500	249,964	5,438	317,902

Al Gore	62,500	249,964	4,017	316,481

Bob Iger	66,250	249,964	1,543	317,757

Andrea Jung	82,500	249,964	1,692	334,156

Art Levinson	262,500	249,964	10,391	522,855

Ron Sugar	87,500	249,964	5,476	342,940

Sue Wagner	25,000	156,897	4,469	186,366

(1)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to Non-Employee Directors during 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). The grant date fair value for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. For a description of the assumptions and methodologies used to calculate the amounts in the table, see Note 1—Summary of Significant Accounting Policies found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report.

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The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding RSUs held by each of the Non-Employee Directors as of September 27, 2014.

Director	Number of Shares Subject to Outstanding Options as of 9/27/14	Number of Shares Subject to Outstanding RSUs as of 9/27/14

Bill Campbell	0	0

Mickey Drexler	0	3,325

Al Gore	275,779	3,325

Bob Iger	0	3,325

Andrea Jung	149,590	3,325

Art Levinson	387,394	3,325

Ron Sugar	0	3,325

Sue Wagner	0	1,646

Each Non-Employee Director other than Ms. Wagner received an automatic grant of 3,325 RSUs on February 28, 2014, and the grant date fair value for each grant was $249,964. Ms. Wagner received an automatic Initial RSU Award of 1,646 RSUs on July 15, 2014, upon joining the Board. The Initial RSU Award to Ms. Wagner had a grant date fair value of $156,897.

(2)	The amounts shown reflect one or more products made available under the Company’s Board of Directors Equipment Program.

(3)	Mr. Campbell retired from the Board effective July 15, 2014.

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Executive Officers

The following sets forth information regarding executive officers of the Company. Biographical information pertaining to Mr. Cook, who is both a director and an executive officer of the Company, can be found in the section entitled “Directors.”

Name	Position with the Company	Age as of the Annual Meeting

Angela Ahrendts	Senior Vice President, Retail and Online Stores	54

Eddy Cue	Senior Vice President, Internet Software and Services	50

Craig Federighi	Senior Vice President, Software Engineering	45

Luca Maestri	Senior Vice President, Chief Financial Officer	51

Dan Riccio	Senior Vice President, Hardware Engineering	52

Philip Schiller	Senior Vice President, Worldwide Marketing	54

Bruce Sewell	Senior Vice President, General Counsel and Secretary	56

Jeff Williams	Senior Vice President, Operations	51

Angela Ahrendts, Senior Vice President, Retail and Online Stores, joined the Company and assumed her current position in May 2014. Prior to joining the Company, Ms. Ahrendts served as director and Chief Executive Officer of Burberry plc from July 2006. Ms. Ahrendts also previously served as executive vice president at Liz Claiborne Inc., and as president of Donna Karan International. Ms. Ahrendts is also a member of the United Kingdom’s Prime Minister’s Business Advisory Council.

Eddy Cue, Senior Vice President, Internet Software and Services, joined the Company in January 1989 and assumed his current position in September 2011. Mr. Cue’s previous positions with the Company include Vice President of Internet Services and Senior Director of iTunes Operations. Mr. Cue has also served as a director of Ferrari S.p.A. since November 2012.

Craig Federighi, Senior Vice President, Software Engineering, rejoined the Company in April 2009 and assumed his current position in August 2012. Prior to rejoining the Company, Mr. Federighi held several roles at Ariba, Inc. including Chief Technology Officer and Vice President of Internet Services. Prior to that, Mr. Federighi worked at NeXT and at the Company upon the acquisition of NeXT. Mr. Federighi’s previous positions with the Company include Vice President of Mac OS Engineering and Director of Engineering.

Luca Maestri, Senior Vice President, Chief Financial Officer, joined the Company in March 2013 and assumed his current position in May 2014. Prior to assuming his current position, Mr. Maestri served as the Company’s Vice President and Corporate Controller. Prior to joining the Company, Mr. Maestri was Executive Vice President, Chief Financial Officer of Xerox Corporation from February 2011 to February 2013. Prior to that, Mr. Maestri was Chief Financial Officer at Nokia Siemens Networks from October 2008 to February 2011, and he previously had a 20-year career with General Motors Corporation, where he served as Chief Financial Officer of GM Europe and GM Brazil, and held several executive positions with

Apple Inc. | Proxy Statement | 21

General Motors Corporation in Europe and Asia Pacific. Mr. Maestri has also served as a director of The Principal Financial Group since February 2012, where he serves on the Audit Committee and on the Finance Committee.

Dan Riccio, Senior Vice President, Hardware Engineering, joined the Company in June 1998 and assumed his current position in August 2012. Mr. Riccio’s previous positions with the Company include Vice President of Product Design and Vice President of iPad Hardware Engineering. Prior to joining the Company, Mr. Riccio worked at Compaq Computer Corporation as Senior Manager of Mechanical Engineering.

Philip Schiller, Senior Vice President, Worldwide Marketing, rejoined the Company in April 1997 and assumed his current position in February 2002. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bruce Sewell, Senior Vice President, General Counsel and Secretary, joined the Company and assumed his current position in September 2009. Prior to joining the Company, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005. Mr. Sewell also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995, Mr. Sewell was a partner in the law firm of Brown and Bain PC. Mr. Sewell has also served as a director of Vail Resorts Management Company since January 2013.

Jeff Williams, Senior Vice President, Operations, joined the Company in June 1998 and assumed his current position in July 2010. Mr. Williams’s previous positions with the Company include Head of Worldwide Procurement and Vice President of Operations. Prior to joining the Company, Mr. Williams worked in a number of operations and engineering roles at IBM from 1985 to 1998.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information as of January 5, 2015 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table—2014, 2013, and 2012” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 5,825,955,000 shares of the Company’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding

BlackRock, Inc.	317,371,796	(2)	5.45%

Angela Ahrendts	55,531	(3)	*

Tim Cook	950,767	(4)	*

Eddy Cue	22,229	(5)	*

Mickey Drexler	14,056	(6)	*

Al Gore	716,765	(7)	*

Bob Iger	42,637	(8)	*

Andrea Jung	164,185	(9)	*

Art Levinson	1,534,677	(10)	*

Luca Maestri	33,330	(11)	*

Peter Oppenheimer	0	(12)	*

Ron Sugar	15,351	(13)	*

Sue Wagner	1,646	(14)	*

Jeff Williams	2,608	(15)	*

All current executive officers and directors as a group (16 persons)	3,797,795	(16)	*

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(1)

Represents shares of the Company’s common stock held and options held that were exercisable at the Table Date or within 60 days thereafter. Does not include RSUs that vest more than 60 days after the Table Date. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2013, based on a Schedule 13G filed January 28, 2014, by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 40 East 52nd Street, New York, NY 10022, and indicates that it has sole voting power with respect to 254,444,120 shares of the Company’s common stock and sole dispositive power with respect to 317,371,796 shares of the Company’s common stock.

(3)	Excludes 870,929 unvested RSUs held by Ms. Ahrendts.

(4)	Represents 950,767 shares of the Company’s common stock held in the name of Mr. Cook’s Trust and excludes 5,320,000 unvested RSUs held by Mr. Cook.

(5)	Represents 22,229 shares of the Company’s common stock held in the name of Mr. Cue’s Trust and excludes 1,316,899 unvested RSUs held by Mr. Cue.

(6)	Includes 3,325 RSUs held by Mr. Drexler vesting on February 1, 2015.

(7)	Includes 275,779 shares of the Company’s common stock that Mr. Gore has the right to acquire by exercise of stock options and 3,325 RSUs held by Mr. Gore vesting on February 1, 2015.

(8)	Includes 525 shares of the Company’s common stock held by Mr. Iger’s spouse, and 3,325 RSUs held by Mr. Iger vesting on February 1, 2015.

(9)	Includes 149,590 shares of the Company’s common stock that Ms. Jung has the right to acquire by exercise of stock options and 3,325 RSUs held by Ms. Jung vesting on February 1, 2015.

(10)

Includes 14,000 shares of the Company’s common stock held by Dr. Levinson’s spouse, 387,394 shares of the Company’s common stock that Dr. Levinson has the right to acquire by exercise of stock options and 3,325 RSUs held by Dr. Levinson vesting on February 1, 2015.

(11)	Represents 33,330 RSUs held by Mr. Maestri vesting on March 4, 2015 and excludes 444,462 unvested RSUs held by Mr. Maestri.

(12)	Mr. Oppenheimer retired from the Company effective as of September 26, 2014.

(13)	Includes 3,325 RSUs held by Dr. Sugar vesting on February 1, 2015.

(14)	Represents 1,646 RSUs held by Ms. Wagner vesting on February 1, 2015.

(15)	Excludes 966,899 unvested RSUs held by Mr. Williams.

(16)

Includes 812,763 shares of the Company’s common stock that executive officers and directors have the right to acquire by exercise of stock options and 54,926 RSUs vesting within 60 days after the Table Date. Excludes 12,559,285 unvested RSUs held by executive officers.

* Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

Apple Inc. | Proxy Statement | 24

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.1

Members of the Compensation Committee

Andrea Jung (Chair) | Mickey Drexler | Al Gore

Compensation Discussion and Analysis

Performance Highlights

The Company had an extraordinary year in 2014. Net sales rose 7%, or $11.9 billion, to $182.8 billion; operating income also rose 7%, or $3.5 billion, to $52.5 billion, compared to 2013. The Company generated revenue that was greater than the revenue generated by any company in its peer groups and more than four times the median company revenue of its primary peer group. In addition, the Company’s market capitalization continued to grow and is the largest of the S&P 500 and nearly two times larger than the next largest primary peer group company.

The Company’s strong earnings and operational performance helped drive a cash and marketable securities balance of $155 billion at the end of 2014. The Company continued to implement its capital return program in 2014. In April 2014, the Company increased its share repurchase authorization to $90 billion and raised its quarterly dividend to $0.47 per common share, resulting in an overall increase in its capital return program from $100 billion to over $130 billion. During 2014, the Company utilized $45 billion to repurchase its common stock and paid dividends and dividend equivalents of $11 billion.

The Company’s common stock performed exceptionally well during 2014. The Company’s stock price increased 46.1% during 2014, and the Company had a total shareholder return (“TSR”), on a dividend-reinvested basis, of 49.4%.

The Company added two talented leaders to its executive team in 2014. Angela Ahrendts joined the Company in the newly created position of Senior Vice President, Retail and Online Stores. Luca Maestri was promoted to Senior Vice President, Chief Financial Officer in connection with the Company’s successful transition of the role following Peter Oppenheimer’s retirement.

The Company believes the compensation program for the named executive officers has been instrumental in helping the Company achieve its strong financial performance.

[1]

Dr. Levinson was appointed to the Compensation Committee after the end of the fiscal year and did not participate in the Compensation Committee’s review, discussion or recommendation with respect to the “Compensation Discussion and Analysis” section in this Proxy Statement.

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Executive Summary

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.

The Company’s named executive officers for 2014 were:

Tim Cook	Chief Executive Officer

Luca Maestri	Senior Vice President, Chief Financial Officer

Peter Oppenheimer	Former Senior Vice President, Chief Financial Officer

Angela Ahrendts	Senior Vice President, Retail and Online Stores

Eddy Cue	Senior Vice President, Internet Software and Services

Jeff Williams	Senior Vice President, Operations

In 2014, the Compensation Committee conducted a comprehensive review of the Company’s executive compensation program and implemented several design changes to align the program more closely with market practices and deliver compensation through a more balanced mix of cash and equity. In addition, the Company transitioned to a more regular equity grant and vesting schedule than under the previous program and, similar to the changes implemented in 2013 for Mr. Cook’s award, a substantial portion of the executive officers’ equity awards vest solely based on the Company’s TSR performance. The new executive compensation design was phased in during 2014 and is fully implemented for 2015.

Key changes to the 2014 executive compensation program include the following:

•

The Compensation Committee transitioned from granting equity awards to executive officers other than Mr. Cook approximately every two fiscal years, to granting equity awards on an annual basis. Mr. Cook has not received an equity award since his promotion in 2011.

•

To further enhance the link between executive officers’ and shareholders’ interests, 40% of the total grant date value of the annual equity award is delivered in performance-based RSUs. Between 0% and 200% of the target number of performance-based RSUs are eligible to vest at the end of each performance period, upon satisfaction of performance goals comparing the Company’s TSR to the TSR of other companies in the S&P 500. The remaining 60% of the total grant date value is delivered in time-based RSUs that vest in equal tranches over four years.

•

After reviewing peer company market data and evaluating the mix of executive officers’ cash and equity compensation, the Compensation Committee increased each executive officer’s base salary in 2014. The Compensation Committee also increased the target and maximum cash bonus opportunities for each executive officer to 200% and 400%, respectively, of each officer’s base salary. Because these changes were made mid-year, they were applied on a pro-rata basis between the first quarter and the next three quarters of 2014.

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Guiding Principles

Team-Based Approach. Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and maintain stability within the executive team. The average tenure with the Company for all members of the executive team is approximately 13 years.

Performance Expectations. The Company has clear performance expectations of its officers that are reinforced by its compensation program. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. The Company believes that executives who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. Second, each executive officer must contribute to the Company’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility.

Internal Equity. Because the Company’s executive officers operate as a team, the Compensation Committee considers internal pay equity to be an important factor in its decisions on executive compensation. As a result, the compensation awarded to each of the Company’s executive officers in 2014 was largely the same. The Compensation Committee makes limited exceptions to this uniformity for special cases, such as awards to new hires or in connection with promotions, as demonstrated by the 2014 compensation awarded to Ms. Ahrendts and Mr. Maestri explained below. In subsequent years, Ms. Ahrendts and Mr. Maestri are expected to receive the same annual compensation package as other executive officers.

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In addition to these guiding principles, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests.

What We Do	What We Don’t Do

Tie a significant portion of executive compensation to shareholder value creation, as well as Company and individual performance	Change in control payments or gross-up of excise taxes that may be imposed in connection with a change in control

Emphasize long-term equity awards in executive pay mix	Pensions or supplemental executive retirement benefits

Set annual bonus and equity award performance conditions based on clearly disclosed, objective performance measures	Supplemental health or insurance benefits

Apply stock ownership guidelines to align executives’ interests with shareholders	Long-term cash bonus program

Employ a clawback provision requiring repayment of any Company shares or consideration received in respect of a sale of such shares in the event of a felony, breach of confidentiality, act of theft, embezzlement or fraud, or material breach of any agreement with the Company	Perquisites to executives that are not available to employees generally

Neutralize the impact of dilution from employee equity grants and employee stock purchase programs with a share repurchase program	Retirement acceleration for equity awards

Subject dividend equivalents to the same vesting restrictions and performance conditions as the underlying RSUs	Permit short sales and transactions in derivatives of Company securities, including hedging transactions

Conduct annual say-on-pay vote

Discretion and Judgment of the Compensation Committee

The Compensation Committee determines all compensation for the named executive officers. Each year, the Compensation Committee conducts an evaluation of each executive officer to determine if any changes in the officer’s compensation would be appropriate based on the considerations described below. At the Compensation Committee’s request, Mr. Cook provides input regarding the performance and appropriate compensation of the other executive officers. The Compensation Committee considers Mr. Cook’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions.

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The Role of the Compensation Consultant. In 2014, the Compensation Committee selected and directly retained the services of Pay Governance LLC, an independent executive compensation consulting firm. Pay Governance did not provide any other services to the Company and worked with the Company’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Pay Governance pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pay Governance from serving as an independent consultant to the Compensation Committee.

At the Compensation Committee’s request, Pay Governance provided significant input for the Compensation Committee’s comprehensive review of the Company’s executive compensation program in 2014. The Compensation Committee sought input from Pay Governance on a range of external market factors, including evolving compensation trends, appropriate peer companies, and market survey data. Pay Governance also provided general observations about the Company’s compensation programs, but it did not determine or recommend the amount or form of compensation for the named executive officers. The Compensation Committee reviews the appointment of its independent executive compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC and NASDAQ rules.

The Role of Peer Companies and Benchmarking. With the assistance of Pay Governance, the Compensation Committee identified a group of primary peer companies to use for compensation comparison purposes for 2014. In determining the primary peer group, the Compensation Committee selected U.S.-based, stand-alone, publicly traded companies that, in its view, compete with the Company for talent and are in the technology, media, and internet services industries. The threshold revenue and market capitalization requirements for a company to be considered for the peer group were $15 billion and $35 billion, respectively. Based on these criteria, the Company is significantly larger than the other companies in the primary peer group, with 2014 revenue of $182.8 billion and market capitalization of $591 billion at the end of 2014. In addition, although it was slightly below the revenue threshold, the Compensation Committee decided to retain Viacom in the primary peer group for consistency with prior years.

The Compensation Committee selected the following primary peer group for 2014:

Amazon.com	Disney	IBM	Twenty-First Century Fox

AT&T	eBay	Microsoft	Verizon

CBS	EMC	Oracle	Viacom

Cisco Systems	Google	Qualcomm

Comcast	Hewlett-Packard	Time Warner

DIRECTV	Intel	Time Warner Cable

The Compensation Committee also identified a group of secondary peer companies to use for compensation comparison purposes for 2014. With the assistance of Pay Governance, the Compensation Committee decided to focus on premier companies that have iconic brands or are industry bellwethers

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and category leaders, rely on significant R&D and innovation for growth, and require highly skilled human capital. This was a change from the methodology used in prior years, in which the secondary peer group consisted of “mega-cap” companies, regardless of industry. Applying these criteria, the Compensation Committee selected the following secondary peer group for 2014:

3M	Johnson & Johnson

American Express	Nike

Boeing	PepsiCo

Coca-Cola	Procter & Gamble

General Electric

Unless otherwise specified, references in this Compensation Discussion and Analysis to peer companies include both the primary and the secondary peer group companies listed above.

The Compensation Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the Company’s scope and performance. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “at the median.” The Compensation Committee further believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers because compensation benchmarking does not take into account the specific performance of the named executive officers or the performance of the Company. Except as otherwise noted, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.

Consideration of Say-on-Pay Vote Results. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s 2014 annual meeting of shareholders, approximately 96% of the votes cast on the say-on-pay proposal were voted for the proposal. The Compensation Committee also considered input from shareholders in its review of the executive compensation program in 2014. Prior to the 2014 annual meeting and continuing throughout the year, the Company’s management engaged in outreach discussions with many of its largest shareholders. In general, the shareholders supported the Company’s compensation practices.

The Company’s management engages in dialogue with its large shareholders on an ongoing basis, and the Compensation Committee will continue to consider the results of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

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Elements of the Compensation Program and 2014 Compensation

The Company’s executive compensation program is simple in design. It consists of three components, listed in order of their importance:

•

Long-term equity awards in the form of time-based and performance-based RSUs under the Company’s shareholder-approved employee incentive plan (the Company’s 2014 Employee Stock Plan (the “2014 Plan”));

•	Annual performance-based cash bonuses; and

•	Base salaries.

The Company emphasizes long-term equity awards and annual performance-based cash bonuses so that a substantial portion of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise driven by performance.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, Employee Stock Purchase Plan, 401(k) plan, matching gifts program, and other broad-based programs on the same basis as other employees.

The Role of Long-Term Equity Awards

Emphasis on RSUs. The Company has traditionally believed that long-term equity awards in the form of RSUs are the most effective way to attract and retain a talented executive team and to align executives’ interests with those of shareholders by tying a significant portion of their compensation to shareholder value creation. Accordingly, the Company’s executive compensation program in recent years has been weighted considerably toward long-term equity awards rather than cash compensation. The Company believes RSUs maximize retention, create incentives for performance, and further align executives’ interests with those of shareholders because an RSU’s value increases or decreases with the Company’s stock price. To further enhance the link between executive officers’ and shareholders’ interests, the Company added performance-based RSUs for Mr. Cook in 2013 and for the other executive officers in 2014.

Mr. Cook’s Performance-Based Equity Award. In 2013, Mr. Cook asked the Compensation Committee to apply performance criteria to his 2011 promotion and retention award (“2011 RSU award”) as well as any potential future awards. After careful deliberation, the Compensation Committee approved a modification of the 2011 RSU award that further aligned Mr. Cook’s potential realizable compensation from the award with the Company’s performance by placing more than $123 million of the original grant date fair value of the award at risk based on the Company’s performance. At the end of 2014, the unvested performance-based RSUs had a value in excess of $197 million. The award only has downside risk and does not contain an upside opportunity, as noted in the table below.

Relative TSR Percentile v. S&P 500 Companies	Performance-Based RSUs Vesting

Top Third	100%

Middle Third	50%

Bottom Third	0%

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The portion of the 2011 RSU award that vested on August 24, 2014 was based on the Company’s performance from August 25, 2013 through August 24, 2014. The Company’s TSR for this period was 46%, which ranked 44th of the 480 companies that were included in the S&P 500 for the entire performance period (91st percentile). Because the Company’s relative TSR was in the top third, all of the RSUs subject to performance requirements vested.

The following table contains a summary of the August 24, 2014 vesting and all remaining vesting tranches subject to the 2011 RSU award, including the number of performance-based RSUs subject to forfeiture on each vesting date. Mr. Cook has not received an equity grant since the 2011 RSU award.

	Time-Based RSUs Scheduled to Vest	Performance-Based RSUs Scheduled to Vest
Vesting Date		TSR Measurement Period		Payout Based on TSR vs. S&P 500 Companies
		Start	End	Bottom Third	Middle Third	Top Third

8/24/2014	280,000	8/25/2013	8/24/2014	0	140,000	280,000	(1)

8/24/2015	280,000	8/25/2013	8/24/2015	0	140,000	280,000

8/24/2016	980,000	8/25/2013	8/24/2016	0	140,000	280,000

8/24/2017	280,000	8/25/2014	8/24/2017	0	140,000	280,000

8/24/2018	280,000	8/25/2015	8/24/2018	0	140,000	280,000

8/24/2019	280,000	8/25/2016	8/24/2019	0	140,000	280,000

8/24/2020	280,000	8/25/2017	8/24/2020	0	140,000	280,000

8/24/2021	980,000	8/25/2018	8/24/2021	0	140,000	280,000

Total	3,640,000			0	1,120,000	2,240,000

(1)	All 280,000 of the performance-based RSUs vested on August 24, 2014.

Other Named Executive Officers’ Performance-Based Equity Awards. In 2014, as part of its comprehensive review of the executive compensation program, the Compensation Committee decided to apply performance-based vesting conditions to a substantial portion of the equity awards it grants to other executive officers.

On March 3, 2014, each executive officer who was a member of the executive team at the time, other than Mr. Cook and Mr. Oppenheimer, was granted performance-based RSUs that represented 40% of the total RSU grant date value awarded to each executive officer. The Compensation Committee plans to grant awards with three-year performance periods. However, in order to transition to three-year cycles, the Compensation Committee granted performance awards in 2014 with two- and three-year performance periods. The performance-based awards are scheduled to vest annually commencing October 1, 2015, subject to each executive officer’s continued employment with the Company through the applicable vesting date and satisfaction of performance conditions for the two performance periods beginning September 29, 2013 and ending September 26, 2015 and September 24, 2016, respectively.

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A target number of performance-based RSUs is determined at the time of grant. The actual number of performance-based RSUs that vest, as a percentage of target, is determined based on the Company’s relative TSR compared to the other companies in the S&P 500 for the applicable performance period. The table below reflects, for each performance period, the percentage of the target performance-based RSUs that vest based on the Company’s relative TSR compared to the other companies in the S&P 500. If the Company’s relative TSR is between these levels, the portion of the RSUs that vest is determined on a straight-line basis (i.e., linearly interpolated) between the two nearest vesting percentages indicated below. In addition, regardless of the Company’s performance relative to the companies in the S&P 500, if the Company’s TSR for the performance period is negative, the number of RSUs that vest is capped at 100% of the target number of RSUs.

Relative TSR Percentile v. S&P 500 Companies	Performance-Based RSUs Vesting, as a Percentage of Target

≥ 85%	200%

55%	100%

25%	25%

< 25%	0%

The Compensation Committee believes that relative TSR is an important metric for the Company’s shareholders in evaluating the Company’s performance against the performance of other companies. The use of relative TSR creates inherent alignment with shareholders’ interests, and the measurement process for calculating relative TSR is simple and objective.

Frequency of Equity Awards and Impact on the Summary Compensation Table. As part of its review and redesign of the executive compensation program, the Compensation Committee reconsidered its prior practice of granting equity awards to executives, other than the CEO, approximately every two fiscal years. In consultation with its independent compensation consultant about market practices and peer company data, the Compensation Committee decided to transition from biennial equity grants to annual grants starting in 2014. Starting in 2015, the Compensation Committee expects to award the annual grants shortly after the beginning of each fiscal year.

The Compensation Committee considered market data on equity grant levels for the peer companies provided by its independent compensation consultant. The Compensation Committee also reviewed the mix of time-based and performance-based equity awards granted to executives at peer companies and decided to allocate the awards granted in 2014 between 60% time-based and 40% performance-based awards, as a percentage of the grant date value reported in the Summary Compensation Table. After reviewing market compensation data provided by its independent compensation consultant, the scope of responsibility assigned to each executive officer, the Company’s historical equity grants, and the Company’s financial results and market capitalization compared to peer companies, the Compensation Committee determined that a total grant date value of $20 million for each executive officer, other than Mr. Cook and Mr. Oppenheimer, was appropriate for the 2014 annual award.

Regular Vesting Intervals Maximize Retention and Support Long-Term Focus. The Company believes granting awards with regular vesting intervals creates a substantial retention incentive and also encourages

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the named executive officers to focus on the Company’s long-term business objectives and long-term stock price performance. The Compensation Committee has discretion to grant awards with different vesting schedules to new hires or employees who are promoted to the executive team, and in special cases as determined by the Compensation Committee.

The time-based RSUs subject to Mr. Cook’s modified 2011 RSU award are scheduled to vest in annual installments until August 24, 2021, as demonstrated in the table above, subject to his continued employment with the Company through the applicable vesting date. The time-based RSUs granted to Mr. Cue and Mr. Williams on March 3, 2014 are scheduled to vest in three annual installments commencing April 1, 2016, subject to each individual’s continued employment with the Company through the applicable vesting date. The April vesting dates for the time-based RSUs were selected to balance the October vesting dates for the performance-based RSUs and provide regular vesting intervals.

Dividend Equivalents. Dividend equivalents accrue on all unvested RSUs, other than RSUs held by Mr. Cook, and are paid out only upon the vesting of the underlying RSUs. The crediting of dividend equivalents is meant to preserve the equity-based incentives intended by the Company when the awards were granted and to treat employees with RSU awards consistently with shareholders. The dividend equivalents on the performance-based RSUs are subject to the same performance conditions as the underlying awards. At Mr. Cook’s request, his RSU awards do not include dividend equivalents.

The Role of Cash Compensation

Base Salaries. Base salaries are customary and help attract and retain executives. In February 2014, after reviewing peer company market data provided by its independent compensation consultant, the Compensation Committee increased Mr. Cook’s base salary from $1.4 million to $2 million and the base salaries of the other executive officers from $875,000 to $1 million. This change was intended to recognize the responsibilities assigned to each officer and to maintain internal equity among the executive team. The Compensation Committee also considered the Company’s financial results and market capitalization relative to the peer companies. The change was the first increase to Mr. Cook’s salary since November 2011.

Performance-Based Cash Bonuses. The Compensation Committee establishes target performance-based cash bonus awards on an annual basis to provide the executive officers with the opportunity to earn compensation for achieving the Company’s annual performance goals. Mr. Cook participates in the same performance-based cash bonus program as the other executive officers. The target and maximum bonus levels for the executive officers increased in February 2014 to 200% and 400%, respectively, of each officer’s base salary. Because these changes were made mid-year, the increases were phased in for 2014 and applied on a pro-rata basis between the first quarter and the next three quarters of 2014. That is, a target and maximum of 100% and 200%, respectively, applied to each executive’s base salary that was in effect at the end of the first quarter, and a target and maximum of 200% and 400%, respectively, applied to each executive’s base salary that was in effect at the end of the second, third, and fourth quarters of 2014. Ms. Ahrendts’ and Mr. Maestri’s bonus opportunities were pro-rated based on the time they served on the executive team during the year.

In deciding to increase the bonus opportunities for the executive officers, the Compensation Committee considered the officers’ total cash compensation opportunities compared to the total cash compensation opportunities for executives at peer companies, as well as the Company’s financial results and market capitalization relative to peer companies. At approximately 9%, the target bonuses for the executive

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officers other than Mr. Cook continue to represent a relatively small percentage of each executive’s total target compensation, given the Company’s emphasis on long-term equity awards and the Company’s preference for emphasizing long-term shareholder value creation over annual operating results. In addition, the Company has no long-term cash bonus program. All long-term incentives are delivered through equity awards.

Performance Criteria. Performance criteria used to determine the annual bonuses for the named executive officers were net sales and operating income as determined in accordance with generally accepted accounting principles. These criteria were chosen because they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation.

Performance Goals. Performance goals are set at target and maximum levels based on objectives in the Company’s internal business plan. The target and maximum net sales performance goals for 2014 were set approximately 5% and 6% higher, respectively, than the target and maximum net sales performance goals approved under the Company’s 2013 bonus program. The target and maximum operating income performance goals for 2014 were set approximately 4% and 6% higher, respectively, than the target and maximum operating income performance goals approved under the Company’s 2013 bonus program. The Compensation Committee believed that significant leadership efforts would be required to achieve the 2014 performance goals.

The table below shows the target and maximum goals and the Company’s actual performance for 2014. Actual net sales and operating income for 2014 were both 7% higher than the Company’s net sales and operating income for 2013.

	2014 (in Millions)

Performance Criteria	Target Goal	Maximum Goal	Actual Performance

Net Sales	$173,850	$180,000	$182,795

Operating Income	$46,805	$50,055	$52,503

Payout Structure. The payout structure is based on an equal weighting of net sales and operating income because each measure is considered equally important in the Company’s internal business plan. The performance-based cash bonuses are defined as a percentage of the executive’s base salary, and payouts are interpolated for achievement of performance between the target and maximum goals. No payout is made relative to a particular performance criterion unless the target performance goal is achieved with respect to that criterion.

At the end of the year, the Compensation Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. The Compensation Committee may, in its discretion, reduce (but not increase) the amount of any individual bonus based on Company performance and its subjective assessment of the officer’s overall performance. In 2014, the Company exceeded the maximum performance goals for both net sales and operating income, and the Compensation Committee determined that no downward adjustments to the bonuses would be made based on Company or individual performance. As a result, the Compensation Committee awarded each named executive officer his or her maximum bonus opportunity for 2014.

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Executive Perquisites

The named executive officers are employed at will. As explained above, based on the Company’s philosophy that its executive compensation program should be simple and directly linked to performance, the compensation program for the named executive officers does not include any change in control payments or gross-up of excise taxes that may be imposed in connection with a change in control; pensions or supplemental executive retirement benefits; supplemental health or insurance benefits; long-term cash bonuses; retirement acceleration for equity awards; or dividend or dividend equivalent payments on unvested RSUs.

In addition, the Company generally does not provide perquisites to its officers that are not available to employees generally. Although the Company does not consider it to be a perquisite for his benefit, the Company provides home and personal security for Mr. Cook because his personal safety and security are of the utmost importance to the Company and its shareholders. The Company considers the security measures to be a reasonable and necessary expense for the benefit of the Company.

Angela Ahrendts

Angela Ahrendts joined the Company on May 1, 2014 as Senior Vice President, Retail and Online Stores. Ms. Ahrendts previously served as the CEO of Burberry and is an internationally renowned leader. During her tenure at Burberry, she led the company through a period of phenomenal growth in which the company’s market capitalization more than doubled. The recruitment of Ms. Ahrendts provided an extraordinary addition to the Company’s executive team with the experience and ability to lead both the retail and online businesses.

In determining her transition package, the Compensation Committee considered Ms. Ahrendts’ compensation arrangement at Burberry and the amounts that she was expected to receive in future years. At the time, Ms. Ahrendts was among the highest paid executives in the UK and held unvested Burberry equity awards with a value of approximately $37 million. She also received cash and perquisites from Burberry that exceeded $5 million annually, which was significantly higher than the cash opportunities provided to the Company’s executive officers.

The Compensation Committee also considered the Company’s executive compensation program and the design changes that it was evaluating. In addition, the Compensation Committee received advice from its then-current independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), and from outside legal counsel with expertise in executive compensation matters.

The elements of Ms. Ahrendts’ transition package are discussed below.

Make Whole RSUs. Ms. Ahrendts received an RSU award with a value of $37 million to compensate her for her unvested Burberry equity awards (“Make Whole RSUs”). Because the Make Whole RSUs were intended to replace her Burberry awards, the vesting dates and the percentage of the Make Whole RSUs vesting on each date were structured to correspond to the Burberry awards.

New Hire RSUs. Ms. Ahrendts also received a new hire RSU award with a value of $33 million (“New Hire RSUs”). The New Hire RSUs were intended to encourage Ms. Ahrendts to join the Company and to provide her with a meaningful equity stake in the Company. The New Hire RSUs align with the Company’s emphasis on equity awards over cash compensation and include performance-based vesting conditions on a substantial portion of the awards.

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Similar to the equity awards granted to other executive officers in March 2014, 40% of the total grant date value of the New Hire RSUs is delivered in the form of performance-based RSUs that vest solely based on the Company’s TSR performance. The remaining 60% of the grant date value is delivered in time-based RSUs. The time-based RSUs are scheduled to vest in three annual installments commencing on May 1, 2015, which is the anniversary of Ms. Ahrendts’ start date, subject to Ms. Ahrendts’ continued employment with the Company through the applicable vesting date. The performance-based RSUs are scheduled to vest annually commencing May 1, 2015, subject to Ms. Ahrendts’ continued employment with the Company through the applicable vesting date and satisfaction of performance conditions for the three performance periods beginning May 1, 2014 and ending April 30, 2015; April 30, 2016; and April 30, 2017, respectively. The payout structure and other terms of the performance-based RSUs are the same as the 2014 annual awards granted to other executive officers.

Cash Compensation. Similar to the Company’s executive officers other than Mr. Cook, Ms. Ahrendts receives an annual salary of $1 million, and she was eligible to participate in the Company’s performance-based cash bonus program for executive officers on a pro-rata basis calculated from her start date.

Ms. Ahrendts also received a hire-on bonus of $500,000, which was intended to offset some of the cash compensation that Ms. Ahrendts was scheduled to receive at Burberry. A pro-rata portion of the hire-on bonus is subject to forfeiture if, within 12 months of her start date, the Company terminates Ms. Ahrendts’ employment for cause or if she voluntarily terminates employment other than for good reason.

Relocation Expenses. Because Ms. Ahrendts resided in the UK, the Compensation Committee approved a relocation package for her and her family to move closer to the Company’s headquarters. As is common for relocation packages of this nature, the package included full reimbursement for any taxable payments related to the relocation.

Severance. The Company does not generally enter into severance arrangements with executive officers. However, because Ms. Ahrendts was not otherwise expected to have left Burberry, the Company agreed to a cash severance arrangement that was intended to provide her with limited protection within the first three years of employment. If the Company terminates Ms. Ahrendts’ employment other than for cause or if she resigns for good reason during this period, the Company will pay her as severance, in a single lump sum, the amount of her final base salary for the remainder of the three-year period. Under this arrangement, the severance value declines to zero by May 1, 2017. Consistent with the treatment of the other executive officers, the Company has not entered into, nor does it expect to enter into, any other cash severance arrangements with Ms. Ahrendts.

Luca Maestri

Effective May 29, 2014, the Company appointed Luca Maestri as Senior Vice President, Chief Financial Officer, succeeding Peter Oppenheimer.

RSU Awards. On October 7, 2013, as part of the Company’s annual review and RSU grant process, the Compensation Committee awarded Mr. Maestri time-based RSUs with a grant date value of $7 million. The award took place prior to Mr. Maestri’s promotion, when he served as the Company’s Vice President and Corporate Controller.

Subsequently, in connection with his appointment as Chief Financial Officer on May 29, 2014, the Compensation Committee awarded Mr. Maestri a promotion RSU award with a total grant date value of

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$4.3 million (“Promotion RSUs”). When determining the value of the Promotion RSUs, the Compensation Committee considered the RSU grant date value of $20 million awarded to other executive officers on March 3, 2014 and decided to award Mr. Maestri a comparable award for the portion of the year he was expected to serve as Chief Financial Officer, after taking into consideration the value of the $7 million award he received in October 2013.

Similar to the equity awards granted to other executive officers in March 2014, 40% of the total grant date value of the Promotion RSUs is delivered in the form of performance-based RSUs that vest solely based on the Company’s TSR performance. The remaining 60% of the grant date value is delivered in time-based RSUs. The time-based RSUs are scheduled to vest in three annual installments commencing on May 29, 2016, which is the second anniversary of Mr. Maestri’s promotion date, subject to his continued employment with the Company through the applicable vesting date. The performance-based awards are scheduled to vest annually commencing October 1, 2015, subject to Mr. Maestri’s continued employment with the Company through the applicable vesting date and satisfaction of performance conditions for the two performance periods beginning on his promotion date, May 29, 2014, and ending September 26, 2015 and September 24, 2016, respectively. Both performance period end dates coincide with the performance period end dates for the performance awards granted to the other executives in 2014. The payout structure and other terms of the performance-based RSUs are the same as the 2014 annual awards granted to other executive officers.

Cash Compensation. Similar to the Company’s executive officers other than Mr. Cook, Mr. Maestri receives an annual salary of $1 million effective from his promotion date. He also participated in the Company’s performance-based cash bonus program for executive officers on a pro-rata basis calculated from his promotion date, and he participated in the Company’s other bonus programs offered to Vice Presidents of the Company until his promotion date. Vice Presidents are able to participate in the Company’s Vice President Annual Bonus Plan (“Annual Bonus Plan”) and Vice President & Director Quarterly Bonus Plan (“Quarterly Bonus Plan”). The annual and quarterly goals for the bonus plans offered to Vice Presidents are based on the Company’s net sales and operating income and are established by the Compensation Committee, at its discretion, based on the Company’s internal business plan. The Company’s performance exceeded the performance goals established under the plans; as a result, Mr. Maestri earned a pro-rated payout at the maximum amount for each plan.

Relocation Expenses. Because Mr. Maestri resided outside of California prior to joining the Company in March 2013, he received a relocation package for him and his family to move closer to the Company’s headquarters. Mr. Maestri received a typical relocation package offered by the Company. Further, as is common for relocation packages of this nature, the package included full reimbursement for any taxable payments related to the relocation. A portion of these expenses was incurred in 2014.

Governance and Other Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation

Apple Inc. | Proxy Statement | 38

Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.

In general, the Company’s performance-based cash bonuses have been designed to qualify for tax deductibility because they are paid based on achievement of pre-determined performance goals established by the Compensation Committee pursuant to its equity incentive plans. However, because the redesign of the executive compensation program resulted in mid-year changes to the payout structure, the exclusion from the deduction limit likely does not apply for the performance-based cash bonuses for 2014. The Company intends for the exclusion to apply in subsequent years.

As a result of the modification of Mr. Cook’s 2011 RSU award to add pre-determined performance criteria, the tranches of the award subject to performance criteria with measurement periods that begin after the June 21, 2013 modification are expected to qualify for tax deductibility. As a result, the Company expects the exclusion from the deduction limit to apply to the 280,000 performance-based RSUs that vested on August 24, 2014. In addition, the performance-based RSU awards granted to other executive officers starting in 2015 are also expected to qualify for tax deductibility under Section 162(m).

The Company’s RSU awards with only time-based vesting requirements, which now represent only a portion of the equity awards granted to executive officers, do not qualify for tax deductibility under Section 162(m) to the extent the $1 million limit is exceeded.

Clawback of RSU Awards. The named executive officers’ RSU awards are granted under the Company’s standard RSU agreements. These agreements require an employee to deliver or otherwise repay to the Company any shares or other amount that may be paid in respect of an RSU award in the event the employee commits a felony, engages in a breach of confidentiality, commits an act of theft, embezzlement or fraud, or materially breaches any agreement with the Company.

Prohibition on Hedging and Short Sales. The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Stock Ownership Guidelines. Under the Company’s stock ownership guidelines, Mr. Cook is expected to own shares of Company common stock that have a value equal to ten times his base salary. This stock ownership guideline is generally greater than levels at other Fortune 100 companies. Although Mr. Cook was required to satisfy the stock ownership guideline within five years of its implementation in 2012, he already owns shares with a value significantly in excess of the guideline. Other named executive officers are expected to own shares that have a value equal to three times their base salary. This guideline is required to be satisfied by the later of February 6, 2018 or within five years after an officer first becomes subject to the guideline.

Risk Considerations. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section entitled “Board Oversight of Risk Management” above for an additional discussion of risk considerations.

Apple Inc. | Proxy Statement | 39

Executive Compensation Tables

Summary Compensation Table—2014, 2013, and 2012

The following table shows information regarding compensation of each named executive officer for 2014, 2013 and 2012, except in the cases of Mr. Maestri and Ms. Ahrendts, who were not named executive officers in 2013 and 2012.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(1) ($)(e)	Non-Equity Incentive Plan Compensation(2) ($)(f)	All Other Compen- sation ($)(g)		Total ($)(h)

Tim Cook Chief Executive Officer	2014	1,748,462	—	—	6,700,000	774,176	(3)	9,222,638
	2013	1,400,006	—	—	2,800,000	52,721		4,252,727
	2012	1,357,718	—	—	2,800,000	17,274		4,174,992

Luca Maestri Senior Vice President, Chief Financial Officer	2014	717,211	—	11,335,043	1,608,255	342,292	(4)	14,002,801

Peter Oppenheimer Former Senior Vice President, Chief Financial Officer	2014	947,596	—	—	3,437,500	132,624	(5)	4,517,720
	2013	866,061	—	—	1,750,000	16,791		2,632,852
	2012	805,400	—	66,169,750	1,600,000	16,412		68,591,562

Angela Ahrendts Senior Vice President, Retail and Online Stores	2014	411,538	500,000	70,001,196	1,648,352	790,038	(6)	73,351,124

Eddy Cue Senior Vice President, Internet Software and Services	2014	947,596	—	20,000,900	3,437,500	59,743	(7)	24,445,739
	2013	866,061	—	—	1,750,000	31,044		2,647,105
	2012	805,400	—	47,975,262	1,600,000	39,753		50,420,415

Jeff Williams Senior Vice President, Operations	2014	947,596	—	20,000,900	3,437,500	17,239	(8)	24,403,235
	2013	866,061	—	—	1,750,000	16,791		2,632,852
	2012	805,400	—	66,269,800	1,600,000	16,412		68,691,612

(1)

The grant date fair value for time-based RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The grant date fair value for performance-based RSUs is calculated based on a Monte-Carlo valuation of each award on the date of grant, determined under FASB Topic 718. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the performance-based RSUs granted to the named executive officers in 2014, using the grant date fair value, is: (i) in the case of Mr. Maestri, $3,468,490; (ii) in the case of Ms. Ahrendts, $26,401,560; (iii) in the case of Mr. Cue, $16,001,386; (iv) and in the case of Mr. Williams, $16,001,386. For a description of the assumptions and

Apple Inc. | Proxy Statement | 40

methodologies used to calculate the amounts in the table, see Note 1—Summary of Significant Accounting Policies found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report, and also see footnote 1 to the table entitled “Grants of Plan-Based Awards—2014.”

The amounts shown in Column (e) for Peter Oppenheimer, Eddy Cue and Jeff Williams in 2012 include (i) the aggregate grant date fair value of stock awards during 2012, determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements, and (ii) the incremental fair value, computed in accordance with FASB Topic 718, of the modification of those officers’ RSUs on May 24, 2012 to provide for dividend equivalents. The following table shows these two components of the Stock Award compensation shown in Column (e) above for Peter Oppenheimer, Eddy Cue and Jeff Williams in 2012:

Name	Aggregate Grant Date Fair Value of New RSUs Awarded in 2012 ($)	Accounting Charges due to RSU Modification to Provide Dividend Equivalents (No Additional RSUs Awarded) ($)	Stock Awards Total ($)

Peter Oppenheimer	59,611,500	6,558,250	66,169,750

Eddy Cue	39,741,000	8,234,262	47,975,262

Jeff Williams	59,611,500	6,658,300	66,269,800

(2)

As described under “Executive Compensation—Compensation Discussion and Analysis,” the named executive officers’ annual bonuses are based on the performance of the Company and the individual executive relative to pre-determined objectives for the year. The target and maximum amounts for each named executive officer’s 2014 bonus opportunity are shown in the table entitled “Grants of Plan-Based Awards—2014.” In 2014, the Company exceeded the maximum performance goals for both net sales and operating income, and the Compensation Committee determined that no downward adjustments to the bonuses would be made based on Company or individual performance. As a result, the Compensation Committee awarded each named executive officer his or her maximum bonus opportunity for 2014. Ms. Ahrendts’ and Mr. Maestri’s bonus opportunities were pro-rated based on their time on the executive team in the year. Mr. Maestri also participated in the Company’s other bonus programs offered to Vice Presidents of the Company until his promotion date.

(3)

This amount represents: (i) the Company’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $15,600; (ii) Company-paid term life insurance premiums in the amount of $2,520; (iii) vacation cash-out in the amount of $56,923; and (iv) security expenses in the amount of $699,133.

(4)

This amount represents: (i) the Company’s contributions to Mr. Maestri’s account under its 401(k) plan in the amount of $7,800; (ii) Company-paid term life insurance premiums in the amount of $1,239; and (iii) relocation expenses in the amount of $165,453 and associated tax gross up for taxable relocation amounts in the amount of $167,801.

(5)

This amount represents: (i) the Company’s contributions to Mr. Oppenheimer’s account under its 401(k) plan in the amount of $15,600; (ii) Company-paid term life insurance premiums in the amount of $1,639; and (iii) vacation cash-out in the amount of $115,385.

(6)

This amount represents: (i) the Company’s contributions to Ms. Ahrendts’ account under its 401(k) plan in the amount of $7,800; and (ii) Company-paid term life insurance premiums in the amount of $720; and (iii) relocation expense in the amount of $457,615 and associated tax gross up for taxable relocation amounts in the amount of $323,903.

(7)

This amount represents: (i) the Company’s contributions to Mr. Cue’s account under its 401(k) plan in the amount of $15,796; (ii) Company-paid term life insurance premiums in the amount of $1,639; and (iii) vacation cash-out in the amount of $42,308.

(8)

This amount represents: (i) the Company’s contributions to Mr. Williams’ account under its 401(k) plan in the amount of $15,600; and (ii) Company-paid term life insurance premiums in the amount of $1,639.

Apple Inc. | Proxy Statement | 41

Compensation of Named Executive Officers

The table entitled “Summary Compensation Table—2014, 2013, and 2012” above quantifies the value of the different forms of compensation of each named executive officer for services rendered during 2014, 2013, and 2012. The primary elements of each named executive officer’s total compensation shown in the table are base salary, an annual bonus, and long-term equity awards consisting of time-based and performance-based RSUs. Named executive officers also received the other benefits listed in Column (g) of the table entitled “Summary Compensation Table—2014, 2013, and 2012,” as further described in the footnotes to the table.

The table entitled “Summary Compensation Table—2014, 2013, and 2012” should be read in conjunction with the following tables and narrative descriptions. The table entitled “Grants of Plan-Based Awards—2014” and the accompanying description provide information regarding the bonus opportunities awarded to named executive officers in 2014. The tables entitled “Outstanding Equity Awards at 2014 Year-End” and “Option Exercises and Stock Vested—2014” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

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Grants of Plan-Based Awards—2014

The following table shows information regarding the incentive awards granted to the named executive officers for 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	Grant Date Fair Value of Stock and Option Awards(1) ($)(j)
Name (a)	Award Type	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)		Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Tim Cook	Cash Bonus	—	0	3,350,000	6,700,000		—	—	—	—	—
Luca Maestri	Cash Bonus	—	76,456	842,356	1,608,255	(2)	—	—	—	—	—
	Time-based RSUs	10/7/2013	—	—	—		—	—	—	100,464	7,000,188
	Time-based RSUs	5/29/2014	—	—	—		—	—	—	28,651	2,600,610
	Performance-based RSUs	5/29/2014	—	—	—		0	15,708	31,416	—	1,734,245
Peter Oppenheimer	Cash Bonus	—	0	1,718,750	3,437,500		—	—	—	—	—
Angela Ahrendts	Cash Bonus	—	0	824,176	1,648,352		—	—	—	—	—
	Time-based RSUs	5/1/2014	—	—	—		—	—	—	437,885	37,000,031
	Time-based RSUs	5/1/2014	—	—	—		—	—	—	234,332	19,800,385
	Performance-based RSUs	5/1/2014	—	—	—		0	121,121	242,242	—	13,200,780
Eddy Cue	Cash Bonus	—	0	1,718,750	3,437,500		—	—	—	—	—
	Time-based RSUs	3/3/2014	—	—	—		—	—	—	159,166	12,000,207
	Performance-based RSUs	3/3/2014	—	—	—		0	91,294	182,588	—	8,000,693
Jeff Williams	Cash Bonus	—	0	1,718,750	3,437,500		—	—	—	—	—
	Time-based RSUs	3/3/2014	—	—	—		—	—	—	159,166	12,000,207
	Performance-based RSUs	3/3/2014	—	—	—		0	91,294	182,588	—	8,000,693

(1)

The grant date fair value for time-based RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The grant date fair value for performance-based RSUs is calculated based on a Monte-Carlo valuation of each award on the date of grant, determined under FASB ASC Topic 718, incorporating the following assumptions:

			Assumptions
Name	Grant Date	Performance Period End Date	Expected Term (years)	Expected Volatility	Risk-Free Interest Rate
Luca Maestri	5/29/2014	9/26/2015	1.33	24.79%	0.19%
	5/29/2014	9/24/2016	2.32	28.36%	0.50%
Angela Ahrendts	5/1/2014	4/30/2015	1.00	24.32%	0.10%
	5/1/2014	4/30/2016	2.00	28.17%	0.41%
	5/1/2014	4/30/2017	3.00	28.49%	0.86%
Eddy Cue	3/3/2014	9/26/2015	1.57	29.21%	0.24%
	3/3/2014	9/24/2016	2.56	28.33%	0.54%
Jeff Williams	3/3/2014	9/26/2015	1.57	29.21%	0.24%
	3/3/2014	9/24/2016	2.56	28.33%	0.54%

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The Company used its historical stock prices as the basis for the volatility assumptions. The risk-free interest rates were based on U.S. Treasury rates in effect at the time of grant. The expected term was based on the time remaining in the applicable performance period on each grant date.

For additional description of the assumptions and methodologies used to calculate the amounts in the table, see Note 1—Summary of Significant Accounting Policies found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report.

(2)

Mr. Maestri participated in the Company’s performance-based cash bonus program for executive officers on a pro-rata basis calculated from his promotion date, and he participated in the Company’s other bonus programs offered to Vice Presidents of the Company until his promotion date. The amount shown in Column (c) reflects a pro-rated threshold bonus amount of $76,456 under the Quarterly Bonus Plan. The amount shown in Column (d) reflects pro-rated target bonus amounts of $133,798 under the Quarterly Bonus Plan, $38,228 under the Annual Plan and $670,330 under the performance-based cash program for executive officers. The amount shown in Column (e) reflects pro-rated maximum bonus amounts of $191,140 under the Quarterly Bonus Plan, $76,456 under the Annual Plan and $1,340,659 under the performance-based cash bonus program for executive officers.

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards. Each of the “Non-Equity Incentive Plan Awards” shown in the table entitled “Grants of Plan-Based Awards—2014” was granted under the Company’s 2003 Employee Stock Plan (the “2003 Plan”), which provided flexibility to grant non-equity incentive awards (i.e., cash bonus opportunities), as well as equity awards. The material terms of the 2014 non-equity incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “The Role of Cash Compensation.”

All Other Stock Awards. Column (f) of the table entitled “Grants of Plan-Based Awards—2014” shows awards of time-based and performance-based RSUs granted to the named executive officers in 2014. Each of these awards was granted under, and is subject to, the terms of the 2014 Plan. The Compensation Committee administers the 2014 Plan.

Time-Based RSUs. The remaining time-based RSUs granted to Mr. Maestri on October 7, 2013 are scheduled to vest in seven semi-annual installments commencing on October 15, 2014, and the time-based RSUs granted on May 29, 2014 are scheduled to vest in three annual installments commencing on May 29, 2016. The Make Whole RSUs granted to Ms. Ahrendts are scheduled to vest in various amounts over several dates through June 14, 2018. The New Hire RSUs granted to Ms. Ahrendts are scheduled to vest in three annual installments commencing on May 1, 2015. The time-based RSUs granted to Mr. Cue and Mr. Williams are scheduled to vest in three annual installments commencing on April 1, 2016. In each case, vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date.

Performance-Based RSUs. The “target” number of performance-based RSUs is shown in the table entitled “Grants of Plan-Based Awards—2014.” 7,959 performance-based RSUs granted to Mr. Maestri are scheduled to vest on October 1, 2015, and 7,749 performance-based RSUs are scheduled to vest on October 1, 2016, in each case, subject to his continued employment with the Company through the applicable vesting date and satisfaction of performance conditions for the performance periods beginning on May 29, 2014 and ending on September 26, 2015 and September 24, 2016, respectively. 40,719 performance-based RSUs granted to Ms. Ahrendts are scheduled to vest on May 1, 2015; 40,173 performance-based RSUs are scheduled to vest on May 1, 2016; and 40,229 performance-based RSUs are scheduled to vest on May 1, 2017, in each case, subject to her continued employment with the

Apple Inc. | Proxy Statement | 44

Company through the applicable vesting date and satisfaction of performance conditions for the performance periods beginning on May 1, 2014 and ending on April 30, 2015; April 30, 2016; and April 30, 2017, respectively. 46,382 performance-based RSUs granted to Mr. Cue and Mr. Williams are scheduled to vest on October 1, 2015, and 44,912 performance-based RSUs are scheduled to vest on October 1, 2016, in each case, subject to their continued employment with the Company through the applicable vesting date and satisfaction of performance conditions for the performance periods beginning on September 29, 2013 and ending on September 26, 2015 and September 24, 2016, respectively. As described under “Executive Compensation—Compensation Discussion and Analysis,” in each case, between 0% and 200% of the performance-based RSUs vest depending on the Company’s relative TSR compared to the other companies in the S&P 500 over the relevant performance period, with 100% of the target RSUs vesting if the Company’s relative TSR is at the 55th percentile. Regardless of the Company’s performance, if the Company’s TSR for the performance period is negative, the number of RSUs that vest is capped at 100% of the target number of RSUs.

Outstanding Equity Awards at 2014 Year-End

The following table shows information regarding the outstanding equity awards (consisting of RSU awards) held by each of the named executive officers as of September 27, 2014.

Name (a)	Grant Date (b)	Number of Shares or Units of Stock That Have Not Vested (#)(c)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)(f)

Tim Cook	8/24/2011	3,360,000	(2)	338,520,000	1,960,000	(2)	197,470,000

Luca Maestri	3/4/2013	166,646	(3)	16,789,585	—		—

	10/7/2013	87,906	(4)	8,856,530	—		—

	5/29/2014	28,651	(5)	2,886,588	15,708	(5)(6)	1,582,581

Peter Oppenheimer	—	—		—	—		—

Angela Ahrendts	5/1/2014	324,037	(7)	32,646,728	—		—

	5/1/2014	234,332	(8)	23,608,949	121,121	(8)(6)	12,202,941

Eddy Cue	9/2/2011	350,000	(9)	35,262,500	—		—

	11/2/2011	525,000	(10)	52,893,750	—		—

	3/3/2014	159,166	(11)	16,035,975	91,294	(11)(6)	9,197,871

Jeff Williams	11/2/2011	525,000	(12)	52,893,750	—		—

	3/3/2014	159,166	(11)	16,035,975	91,294	(11)(6)	9,197,871

Apple Inc. | Proxy Statement | 45

(1)

The dollar amounts shown in Columns (d) and (f) are determined by multiplying (x) the number of shares or units shown in Column (c) or (e), as applicable, by (y) $100.75 (the closing price of the Company’s common stock on September 26, 2014, the last trading day of the Company’s fiscal year).

(2)

700,000 RSUs subject to this award are scheduled to vest on each of August 24, 2016 and August 24, 2021, provided that the officer continues to be employed with the Company through the applicable vesting date. The remaining 3,920,000 RSUs subject to this award are scheduled to vest in seven annual installments commencing on August 24, 2015, assuming that the officer continues to be employed with the Company through the applicable vesting date and, with respect to a portion of each installment, satisfaction of applicable performance conditions.

(3)

The remaining RSUs subject to this award are scheduled to vest in five semi-annual installments commencing on March 4, 2015, assuming that the officer continues to be employed with the Company through the applicable vesting date.

(4)

The remaining RSUs subject to this award are scheduled to vest in seven semi-annual installments commencing on October 15, 2014, assuming that the officer continues to be employed with the Company through the applicable vesting date.

(5)

The time-based RSUs subject to this award are scheduled to vest in three annual installments commencing on May 29, 2016, assuming that the officer continues to be employed with the Company through the applicable vesting date. 7,959 performance-based RSUs subject to this award are scheduled to vest on October 1, 2015, and 7,749 performance-based RSUs are scheduled to vest on October 1, 2016, in each case, assuming that the officer continues to be employed with the Company through the applicable vesting date and satisfaction of applicable performance conditions.

(6)

The “target” number of performance-based RSUs is shown. As described under “Executive Compensation—Compensation Discussion and Analysis,” in each case, between 0% and 200% of the performance-based RSUs vest depending on the Company’s relative TSR compared to the other companies in the S&P 500 over the relevant performance period.

(7)

140,126 RSUs subject to this award are scheduled to vest on April 1, 2015; 91,959 RSUs subject to this award are scheduled to vest on July 18, 2015; 65,681 RSUs subject to this award are scheduled to vest on June 14, 2016; 13,139 RSUs subject to this award are scheduled to vest on June 14, 2017; and 13,132 RSUs subject to this award are scheduled to vest on June 14, 2018, in each case, assuming that the officer continues to be employed with the Company through the applicable vesting date.

(8)

The time-based RSUs subject to this award are scheduled to vest in three annual installments commencing on May 1, 2015, assuming that the officer continues to be employed with the Company through the applicable vesting date. 40,719 performance-based RSUs subject to this award are scheduled to vest on May 1, 2015, 40,173 performance-based RSUs subject to this award are scheduled to vest on May 1, 2016, and 40,229 performance-based RSUs subject to this award are scheduled to vest on May 1, 2017, in each case, assuming that the officer continues to be employed with the Company through the applicable vesting date and satisfaction of applicable performance conditions.

(9)

The remaining RSUs subject to this award are scheduled to vest in their entirety on August 24, 2015, assuming that the officer continues to be employed with the Company through the applicable vesting date.

(10)

The remaining RSUs subject to this award are scheduled to vest in their entirety on September 21, 2016, assuming that the officer continues to be employed with the Company through the applicable vesting date.

(11)

The time-based RSUs subject to this award are scheduled to vest in three annual installments commencing on April 1, 2016, assuming that the officer continues to be employed with the Company through the applicable vesting date. 46,382 performance-based RSUs subject to this award are scheduled to vest on October 1, 2015, and 44,912 performance-based RSUs subject to this award are scheduled to vest on October 1, 2016, in each case, assuming that the officer continues to be employed with the Company through the applicable vesting date and satisfaction of applicable performance conditions.

(12)

The remaining RSUs subject to this award are scheduled to vest in their entirety on March 21, 2016, assuming that the officer continues to be employed with the Company through the applicable vesting date.

Apple Inc. | Proxy Statement | 46

Stock Vested—2014

The following table shows information regarding the vesting during 2014 of stock awards previously granted to the named executive officers. No options were exercised by the named executive officers during 2014.

	Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting(1) ($)(c)

Tim Cook	1,435,000	145,079,200

Luca Maestri	79,215	6,728,793

Peter Oppenheimer	700,000	70,672,000

Angela Ahrendts	113,848	10,295,112

Eddy Cue	542,500	54,250,700

Jeff Williams	726,250	72,542,050

(1)

The dollar amounts shown in Column (c) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock on the vesting date and any dividend equivalents attributable to such shares.

Potential Payments Upon Termination or Change in Control

As described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “Angela Ahrendts,” Ms. Ahrendts received a cash severance arrangement when she joined the Company. Within the first three years of her start date, if the Company terminates Ms. Ahrendts’ employment other than for “Cause” or if she resigns for “Good Reason,” the Company will pay her as severance, in a single lump sum, the amount of her final base salary for the remainder of the three-year period. Under this arrangement, the severance value declines to zero by May 1, 2017. In addition, the vesting of Ms. Ahrendts’ Make Whole RSUs is accelerated if the Company terminates her employment other than for “Cause” or if she resigns for “Good Reason.” Had Ms. Ahrendts’ employment terminated on September 26, 2014, the last business day of the Company’s fiscal year ended September 27, 2014, the estimated amount that she would have been entitled to under the cash severance arrangement would have been $2,589,041, and the estimated amount she would have been entitled to under the Make Whole RSUs would have been $32,646,728. “Cause” and “Good Reason” are defined in Ms. Ahrendts’ offer letter. “Cause” generally means an act of fraud or material dishonesty; gross misconduct; failure to follow the lawful direction of the CEO or Board; failure to perform material duties for the Company; or material breach of a Company policy. “Good Reason” generally means a material change in duties or responsibilities; a change in the reporting structure such that Ms. Ahrendts no longer reports to the CEO; a material change in primary work location; or a breach by the Company of any of its material commitments in connection with Ms. Ahrendts’ employment.

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Aside from the arrangement with Ms. Ahrendts, which was offered to encourage her to join the Company, the Company does not generally enter into severance arrangements with its named executive officers, and the Company does not maintain any plans or arrangements that provide for other named executive officers to receive cash severance or other cash payments in connection with a termination of the officer’s employment with the Company or a change in control of the Company. Further, none of the equity awards granted to the named executive officers under the Company’s equity incentive plans provide for acceleration in connection with a change in control.

Equity Acceleration upon Death or Disability

Time-Based RSUs. Time-based RSU awards provide for partial accelerated vesting upon the disability of the award recipient. In August 2014, the Compensation Committee amended all time-based RSUs held by all employees in the Company, including the time-based RSUs held by members of the executive team, to provide for full accelerated vesting upon death. Prior to this amendment, the awards provided for partial accelerated vesting upon death. The Compensation Committee intends to include this term in time-based RSUs it grants in the future.

Performance-Based RSUs. Performance-based RSU awards provide for partial vesting upon the death or disability of the award recipient, with the number of shares determined at the end of the performance period, based on actual performance.

The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of all outstanding RSU awards granted to them had their employment terminated due to either (i) death or (ii) disability on September 26, 2014, the last business day of the Company’s fiscal year ended September 27, 2014. The estimated payments for the performance-based RSUs are based on performance to date as of September 26, 2014.

Name	Estimated Total Value of Equity Acceleration upon Death(1) ($)	Estimated Total Value of Equity Acceleration upon Disability(1) ($)

Tim Cook	364,934,837	72,546,650

Luca Maestri	29,173,573	2,341,027

Peter Oppenheimer(2)	—	—

Angela Ahrendts	62,357,198	15,529,706

Eddy Cue	111,919,347	28,770,170

Jeff Williams	76,656,847	33,522,648

(1)	The dollar amounts are determined by multiplying the number of shares subject to the accelerated RSU awards by $100.75 (the closing price of the Company’s common stock on September 26, 2014).

(2)	Mr. Oppenheimer retired from the Company effective as of September 26, 2014. Mr. Oppenheimer did not receive any severance payments or equity acceleration upon his retirement.

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EQUITY COMPENSATION PLAN INFORMATION

The following table shows information, as of September 27, 2014, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)(2) ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by shareholders	110,170,834	(3)	22.63	501,397,359	(4)

Equity compensation plans not approved by shareholders	—		—	—

Total equity compensation plans	110,170,834	(5)	22.63	501,397,359

(1)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of September 27, 2014 was 1.4 years.

(3)

This number includes the following: 13,771,289 shares subject to outstanding awards granted under the 2014 Plan, of which 236,469 shares were subject to outstanding options and 13,534,820 shares were subject to outstanding RSU awards; 95,565,186 shares subject to outstanding awards granted under the 2003 Plan, of which 5,300,062 shares were subject to outstanding options and 90,265,124 shares were subject to outstanding RSU awards; and 834,359 shares subject to outstanding awards granted under the Director Plan, of which 812,763 shares were subject to outstanding options and 21,596 shares were subject to outstanding RSU awards.

(4)

This number includes 492,615,424 shares available for issuance under the 2014 Plan, 7,591,146 shares reserved for issuance under the Employee Stock Purchase Plan, and 1,190,789 shares available for issuance under the Director Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2014 Plan and the Director Plan count against the shares available for grant under the applicable plan as two shares for every share granted.

(5)

This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of September 27, 2014, an additional 258,869 shares of the Company’s common stock were subject to outstanding stock options assumed in connection with acquisitions of other companies (with a weighted average exercise price of $6.38 per share). Shares issued in respect of these assumed awards do not count against the share limits of the 2014 Plan.

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AUDIT AND FINANCE COMMITTEE REPORT

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the year ended September 27, 2014. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit and Finance Committee consists of four members: Drs. Levinson and Sugar and Mr. Iger and Ms. Wagner. All of the members are independent directors under the NASDAQ, NYSE, and SEC audit committee structure and membership requirements. The Audit and Finance Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at investor.apple.com/corporate-governance.cfm.

The Audit and Finance Committee is responsible primarily for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the system of internal controls established by management and the Board, reviewing significant financial transactions, and overseeing enterprise risk management. The Audit and Finance Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit and Finance Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Company maintains an auditor independence policy that, among other things, prohibits the Company’s independent registered public accounting firm from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit and Finance Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit and Finance Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into engagements with the Company’s independent registered public accounting firm for non-audit services without the express pre-approval of the Audit and Finance Committee.

The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended September 27, 2014 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“EY”). The Audit and Finance Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

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The Audit and Finance Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit and Finance Committee concerning independence, and has discussed with EY its independence from the Company.

Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 27, 2014.

Members of the Audit and Finance Committee

Ron Sugar (Chair) | Bob Iger | Art Levinson | Sue Wagner

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PROPOSALS

Overview of Proposals

This Proxy Statement contains six proposals requiring shareholder action:

•	Proposal No. 1 requests the election of seven directors to the Board.

•	Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.

•	Proposal No. 3 requests that shareholders vote on an advisory resolution approving the Company’s executive compensation.

•	Proposal No. 4 requests that shareholders approve amendments to the Apple Inc. Employee Stock Purchase Plan.

•	Proposals No. 5 and No. 6 are shareholder proposals.

Each proposal is discussed in more detail in the pages that follow.

Proposal No. 1 – Election of Directors

The Board has nominated directors Cook, Gore, Iger, Jung, Levinson, Sugar, and Wagner to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Mr. Drexler, who has served on the Board since 1999, has notified the Board of his intention to retire at the end of his current term. The Board has not yet nominated an individual to fill the vacancy that will be created by Mr. Drexler’s departure from the Board.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

The Board recommends that shareholders vote FOR the election of directors Cook, Gore, Iger, Jung, Levinson, Sugar, and Wagner.

Vote Required

The Company has implemented majority voting in uncontested elections of directors. Accordingly, the Company’s bylaws provide that in an uncontested election of directors the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum is required to elect a director.

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Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2015. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since February 2009.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees Paid to Auditors

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended September 27, 2014 and September 28, 2013.

Ernst & Young LLP	2014 ($)	2013 ($)

Audit Fees (1)	10,286,500	8,417,200

Audit-Related Fees (2)	314,400	462,800

Tax Fees (3)	1,689,000	495,600

All Other Fees	—	—

Total	12,289,900	9,375,600

(1)

Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the worldwide audit or review of the Company’s financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that, among other things, prohibits the Company’s independent registered public accounting firm from performing non-financial consulting

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services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into engagements with the Company’s independent registered public accounting firm for non-audit services without the express pre-approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2014.

The Board recommends a vote FOR Proposal No. 2.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 3 – Advisory Vote to Approve Executive Compensation

The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “say-on-pay proposal”). The Company believes it is appropriate to seek and take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes its executive compensation program has been instrumental in helping the Company achieve its strong financial performance.

In 2014, the Compensation Committee conducted a comprehensive review of the Company’s executive compensation program and implemented several design changes to align the program more closely with market practices and deliver compensation through a more balanced mix of cash and equity. In addition, the Company transitioned to a more regular equity grant and vesting schedule than under the previous program and, similar to the changes implemented in 2013 for Mr. Cook’s award, a substantial portion of the executive officers’ equity awards vest solely based on the Company’s TSR performance. The Compensation Discussion and Analysis, beginning on page 25 of this Proxy Statement, describes the Company’s redesigned executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail.

At the Company’s 2014 annual meeting of shareholders, approximately 96% of the votes cast on the say-on-pay proposal were voted for the proposal. Prior to the 2014 annual meeting and continuing throughout the year, the Company’s management engaged in outreach discussions with many of its largest shareholders. In general, the shareholders supported the Company’s compensation practices. The Company’s management engages in dialogue with its large shareholders on an ongoing basis, and the Compensation Committee will continue to consider the results of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests the shareholders vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

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The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next say-on-pay vote will occur at the 2016 annual meeting of shareholders.

The Board recommends a vote FOR Proposal No. 3.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 4 – Amendment of the Apple Inc. Employee Stock Purchase Plan

Approval of Amendments

At the Annual Meeting, shareholders will be asked to approve amendments to the Apple Inc. Employee Stock Purchase Plan (the “Purchase Plan”), which were adopted, subject to shareholder approval, by the Board in November 2014. The amended and restated version of the Purchase Plan provides substantially the same benefits to employees that are provided under the current Purchase Plan but would increase the number of shares of Company common stock authorized for issuance under the Purchase Plan by 50,000,000 shares.

The Purchase Plan is an important part of the Company’s compensation program. It promotes financial saving for the future by the Company’s employees, fosters good employee relations, and encourages employees to acquire shares of the Company’s common stock, thereby better aligning their interests with those of the other shareholders. Therefore, the Board believes it is essential to the Company’s ability to attract, retain, and motivate highly qualified employees in an extremely competitive environment both in the United States and internationally.

In recent years, the Company has seen significant growth, and as of January 5, 2015, approximately 103,000 employees are eligible to participate in the Purchase Plan. The Board is asking shareholders to approve this amended and restated version of the Purchase Plan, including the amendment to increase the number of shares of Company common stock that remain available for issuance under the Purchase Plan by 50,000,000 shares so that the number of shares that are available for issuance under the Purchase Plan in the future would be increased from 7,591,146 shares, as of January 5, 2015, to 57,591,146 shares.

Description of the Purchase Plan

The following is a summary of the principal features of the amended and restated version of the Purchase Plan. This summary does not purport to be a complete description of all of the provisions of the Purchase Plan. It is qualified in its entirety by reference to the full text of the Purchase Plan. A copy of the amended and restated version of the Purchase Plan has been filed with the SEC with this Proxy Statement, and any shareholder who desires to obtain a copy of the Purchase Plan may do so by written request to the Company’s Secretary at Apple’s headquarters in Cupertino, California.

Administration. The Purchase Plan is administered, at the Company’s expense, by the Board or a committee appointed by the Board, and is currently being administered by the Compensation Committee (each such entity, the “plan administrator”). All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the plan administrator, and its decisions are final, conclusive, and binding upon all persons.

Share Reserve. Currently, 329,848,708 shares of the Company’s common stock are authorized for issuance under the Purchase Plan. Of these shares, 322,257,562 shares have previously been purchased, and, as of January 5, 2015, 7,591,146 shares remain available for purchase in the current and future offering periods under the Purchase Plan. If shareholders approve this Purchase Plan proposal, the maximum aggregate number of shares that may be issued under the Purchase Plan will increase from 7,591,146 shares as of January 5, 2015 to 57,591,146 shares.

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Eligibility. Any natural person who is regularly employed by the Company (or by any of its designated subsidiaries) is eligible to participate in the Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code, including (i) the requirement that no person may be granted rights under this Purchase Plan (and all plans qualified under Code Section 423(b) maintained by the Company or any subsidiary) to purchase more than $25,000 worth of Company common stock (valued at the time each right is granted) for each calendar year in which rights are outstanding, and (ii) the requirement that no person who owns or holds options to purchase, or who as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the outstanding stock of the Company or any subsidiary is eligible to participate in the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan. As of January 5, 2015, approximately 103,000 employees were eligible to participate in the Purchase Plan, of which nine were executive officers of the Company.

Participation in an Offering. While the plan administrator has discretion to establish different offering periods, shares are currently offered under the Purchase Plan through consecutive offering periods of approximately six months that generally begin with the first business day of February and August of each year. To participate in the Purchase Plan, eligible employees must authorize payroll deductions in whole percentages up to ten percent of eligible earnings, including base salary, overtime pay, and commissions. Once an eligible employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive offering period until such time as the employee withdraws from, or is no longer eligible to participate in, the Purchase Plan.

Purchase Price. The purchase price per share of Company common stock under the Purchase Plan is determined by the plan administrator but shall not be less than 85% of the lesser of the fair market value of the Company’s common stock on (i) the first day of the relevant offering period or (ii) the last day of the relevant offering period. The fair market value of a share of the Company’s common stock on these measurement dates will be equal to the closing price per share as reported on NASDAQ.

Shares Purchased. The number of shares of the Company’s common stock a participant purchases during each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price per share. In the event that the Purchase Plan’s available share reserve limits the number of shares of Company common stock that may be issued and sold during any offering period, the number of shares that each participant purchases in that offering period will be reduced in proportion to the respective amounts which would otherwise have been purchasable by each such participant if enough shares had been available to enable all participants to purchase the full amount they elected. Any cash not applied to the purchase of fractional shares will be applied toward the purchase of shares in subsequent offerings.

Withdrawal. A participant may withdraw from an offering under the Purchase Plan at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not subsequently participate in the same offering. A participant will automatically be withdrawn from an offering under the Purchase Plan upon a termination of employment with the Company or a designated subsidiary and, in certain cases, following a leave of absence or a temporary period of ineligibility.

Transferability. No option grants under the Purchase Plan will be transferable by the participant, except by will or the laws of inheritance following a participant’s death.

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Adjustments. In the event any change is made in the Company’s capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made to the purchase price, the number of shares subject to purchase under the Purchase Plan, the number of shares authorized for issuance under the Purchase Plan, and the maximum number of shares that may be purchased by a participant during any offering period, in each case, as determined by the plan administrator to preserve the economic incentive provided by the Purchase Plan and the offering.

Corporate Transactions. In the event that all or substantially all of the Company’s assets or outstanding voting stock are disposed of by means of a sale, merger, or reorganization in which the Company will not be the surviving corporation or in the event the Company is liquidated, all outstanding options will automatically be exercised immediately prior to the effective date of such transaction. Unless otherwise provided by the plan administrator, the purchase price will generally be equal to 85% of the lesser of the fair market value of the Company’s common stock on (i) the first day of the relevant offering period or (ii) the day immediately prior to consummation of the transaction. In addition, in accordance with the principles of Code Section 423, the plan administrator may create special purchase periods or special purchase dates for individuals who become employees in connection with the acquisition of another company or cease to be employees in connection with the disposition of any portion of the Company or its subsidiaries.

Amendment, Suspension, and Termination. The Board may at any time amend, suspend, or terminate the Purchase Plan; however, such amendment, suspension, or termination may not make any changes in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without the approval or ratification of the Company’s shareholders if such amendment would require shareholder approval under Code Section 423 or any other applicable law or regulation. Upon termination of the Purchase Plan, the remaining balance, if any, in each participant’s account under the Purchase Plan shall be refunded to the participant as soon as practicable thereafter.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences, under current U.S. tax law, of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Purchase Plan. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Code Section 423. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, due to the grant of the option at the beginning of an offering or at the purchase of shares at the end of an offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

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A sale or other disposition of shares purchased under the Purchase Plan will be a “disqualifying disposition” if such sale or disposition occurs prior to the later of (i) two years after the date the option is granted (i.e., the commencement date of the offering period to which the option pertains) and (ii) one year from the date of the purchase of the applicable shares.

If the participant makes a disqualifying disposition of shares purchased under the Purchase Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition, and any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant’s basis in the shares) will be a capital gain (or loss) to the participant. The Company will be entitled to an income tax deduction for the amount treated as ordinary income to the participant for the taxable year of the Company in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of the Company’s officers under Code Section 162(m). In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares.

If the participant sells or otherwise disposes of shares purchased under the Purchase Plan after satisfying the holding period outlined above (i.e., a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of disposition over the purchase price for the shares or (ii) the greater of (a) the fair market value of the shares on the date the option relating to the disposed shares was first granted over the purchase price and (b) the fair market value of the shares on the day immediately prior to the consummation of the transaction over the purchase price. Any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant’s basis in the shares) will be long-term capital gain (or loss) to the participant. The Company will not be entitled to an income tax deduction for any amount with respect to the issuance or exercise of the option or the sale of the underlying shares.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of the common stock under the Purchase Plan (subject to the limitations discussed above) is entirely within the discretion of each participant. If the proposed amended and restated version of the Purchase Plan had been in effect for the 2014 fiscal year, the Company does not expect that the number of shares purchased by participants in the Purchase Plan during that year would have been materially different than the number of shares purchased as set forth in the table below.

As of January 5, 2015, the fair market value of a share of Company common stock was $106.25.

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Aggregate Past Purchases Under the Employee Stock Purchase Plan

As of July 31, 2014, 322,257,562 shares of the Company’s common stock had been purchased under the Purchase Plan since its inception in 1981. The following number of shares have been purchased by the persons and groups identified below:

Name	Aggregate Number of Shares Purchased in the Most Recent Completed Offering Period Ended July 31, 2014	Aggregate Number of Shares Purchased Under the Purchase Plan in All Completed Offering Periods

Named Executive Officers

Tim Cook	4	98,795

Luca Maestri	0	0

Peter Oppenheimer	4	109,617

Angela Ahrendts	0	0

Eddy Cue	4	185,140

Jeff Williams	4	43,159

All executive officers (including the Named Executive Officers identified above)	20	477,441

All Non-Employee Directors	0	0

Each other person who has received 5% or more of the options, warrants or rights under the Purchase Plan	0	0

All other employees	2,467,239	321,780,121

Total	2,467,259	322,257,562

The Board recommends a vote FOR Proposal No. 4.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 5 – Shareholder Proposal

The Company has been advised that The National Center for Public Policy Research, 501 Capitol Court, N.E., Suite 200, Washington, D.C 20002 (the “NCPPR”), which has indicated it is a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

Risk Report

WHEREAS, The Securities and Exchange Commission has recognized that climate change regulations, policy and legislation pose a business risk to companies.

One risk is that federal, state and/or local government policies, adopted in whole or in part due to climate change concerns, that subsidize renewable energy and upon which company business plans rely may be repealed or altered.

These changes in policy may be significant, and may come with little advance notice to the company.

RESOLVED: Shareholders request that the Board of Directors authorize the preparation of a report, to be issued by December 2015, at a reasonable cost and excluding proprietary information, disclosing the risk to the company posed by possible changes in federal, state or local government policies in the United States relating to climate change and/or renewable energy.

SUPPORTING STATEMENT

Apple Inc. has made renewable energy a priority. The Wall Street Journal reported on September 17, 2013, “Apple Inc. now gets 16% of its electricity from solar panels and fuel cells that run on biogas.”

One state in which Apple has significant renewable energy investments is North Carolina, which may soon repeal its law providing advantages for renewable energy production, following a report by two think-tanks concluding that this law will cost state consumers $1.845 billion between 2008 and 2021.

Subsidies and policies favorable to renewable energy also are being challenged in other states and also at the federal level, where renewal of the approximately $12 billion wind production tax credit (PTC) is challenged annually and in the past has only been renewed at the very last minute, following closed-door negotiations by lawmakers. The PTC’s future is impossible to predict.

The Company’s Statement in Opposition to Proposal No. 5

The Board recommends a vote AGAINST Proposal No. 5.

This proposal would result in the production of a narrowly focused report that would yield an incomplete and therefore inaccurate analysis of the Company’s exposure to risks associated with changes in government policies with respect to climate change and renewable energy. In effect, the proponent is asking the Company to spend valuable time and limited resources analyzing hypothetical changes in U.S. federal, state or local governmental policies. The Company has already presented an analysis of the risks

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and opportunities associated with climate change on its website at www.apple.com/environment/climate-change and in its public filings with the SEC, as well as in a shareholder-requested and industry-recognized reporting tool, the CDP questionnaire. The additional report would therefore provide little to no additional value.

As explained on its website, the Company believes climate change caused by emissions from burning fossil fuels is a real problem, and has committed to reducing the Company’s carbon footprint. The Company also provides detailed information on its renewable energy and sustainability efforts in its annual Environmental Responsibility Report, available online at www.apple.com/environment/reports. In 2014, the Company also provided detailed responses to the CDP questionnaire. Those responses, requested by shareholders, outline the Company’s views on the risks and opportunities of dealing with climate change. The report requested by the proponent would focus on one domestic aspect of climate change potential risk. This approach distorts the global realities of climate change risk for the Company and its shareholders.

The Company continually evaluates its reliance on both traditional and alternative energy sources and regularly makes decisions to mitigate the Company’s exposure to potential price increases, supply shortages and changes to federal, state and local government policies related to the environment.

The Company’s public filings and reports already provide substantial disclosure regarding the Company’s approach to renewable energy and sustainability. For example, with respect to regulatory risks, the Annual Report included a risk factor entitled “The Company is subject to laws and regulations worldwide, changes to which could increase the Company’s costs and individually or in the aggregate adversely affect the Company’s business.” This risk factor specifically addresses potential changes in laws and regulations, which could “make the Company’s products and services less attractive to the Company’s customers, delay the introduction of new products in one or more regions, or cause the Company to change or limit its business practices.” The report requested by the proposal would not, in substance, provide any more meaningful detail than the Company’s existing disclosures nor would it justify the use of significant resources associated with preparing such a report.

The Company believes that the fulsome disclosure already publicly available in the Company’s public filings and on the Company’s website are more than adequate to address the underlying issues outlined in the proposal. The Company also believes that producing the report requested by the proposal would not be an efficient use of Company resources nor an effective way to protect shareholder value.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 5.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 6 – Shareholder Proposal

The Company has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California, 95758, and Mr. John Harrington, 1001 2nd Street, Suite 325, Napa, California, 94559, each of whom has indicated he is a beneficial owner of at least $2,000 in market value of the Company’s common stock, intend to submit jointly the following proposal at the Annual Meeting:

Proposal No. 6 – Proxy Access for Shareholders

Resolution

Shareholders ask the Apple Inc. board, to the fullest extent permitted by law, to amend our governing documents to allow shareholders to make board nominations as follows:

1.

The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of any part of one or more shareholders that has collectively held, continuously for three years, at least three percent of the Company’s securities eligible to vote for the election of directors.

2.	For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such nominating party of shareholders.

3.

Parties nominating under these provisions may collectively make nominations numbering up to 25% of the company’s board of directors but no single party of shareholders may nominate more than one director.

4.	Preference will be shown to groups holding the greatest number of the Company’s shares for at least three years.

5.	Nominees may include in the proxy statement a 500 word supporting statement.

6.

Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company’s governing documents.

Supporting Statement

•	The right of shareholders to nominate board candidates is fundamental to good corporate governance and board accountability.

•	Long-term owners of Apple should have a meaningful voice in nominating and electing directors.

•	This proposal adopts popular 3% and 3-year eligibility thresholds.

•	Limiting shareholder-nominated candidates to 25% of the board (two positions) and one candidate per non-overlapping nominating group means control remains with Board nominees.

•	Under this proposal, it would take ten investors with holdings similar to CalPERS to form one nominating group. No shareholders from that group could also participate in a second nominating group.

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•	Rather than independent directors, we need directors who are dependent on and accountable to those who elect them.

The Council of Institutional Investors, whose members have more than $3 trillion invested, maintains the following policy:

Access to the Proxy: Companies should provide access to management proxy materials for a long-term investor or group of long-term investors owning in aggregate at least three percent of a company’s voting stock, to nominate less than a majority of the directors. Eligible investors must have owned the stock for at least two years. Company proxy materials and related mailings should provide equal space and equal treatment of nominations by qualifying investors.

The board should enact proxy access during good times, rather than waiting for a crisis. Leadership and innovation in corporate governance now help [sic] will ensure Apple continues to have at least ‘one more thing’ that is ‘insanely great’ every year for years to come.

Vote to enhance shareholder value:

Proxy Access for Shareholders – Proposal 6

The Company’s Statement in Opposition to Proposal No. 6

The Board recommends a vote AGAINST Proposal No. 6.

Apple is a leader in corporate governance, and has demonstrated its willingness to listen and respond to the concerns of its shareholders. As a result of continuing dialogue with its shareholders, the Company recently implemented a majority voting standard for uncontested elections of directors and eliminated the Board’s “blank check” authority to issue preferred stock. The Company has also previously declassified its Board structure. Similarly, the Company intends to study and discuss proxy access with its shareholders. The Company believes that any proxy access provision adopted by the Company should be thoughtfully designed to protect the best interests of all shareholders and mitigate the risk of abuse of the procedure.

This Proposal Does Not Protect the Company or Its Shareholders.

The proposal asks the Board to implement an unconventional and potentially risky version of proxy access, which not only lacks protection against abuse but may actually invite it. The proposal does not include protections that were contemplated by the SEC’s vacated proxy access rule, Rule 14a-11. For example:

•

The proposal does not address any protections relating to independence of a shareholder nominee or information to be provided to the Company with respect to a nomination. In adopting Rule 14a-11, the SEC believed that proxy access should be limited to board nominees that meet the objective independence standards of the relevant securities exchange. The introduction of a non-independent director to the Board may cause the Company to be out of compliance with applicable NASDAQ, NYSE or SEC independence requirements, which could ultimately harm shareholders.

•

The proposal does not require nominating shareholders to retain voting and investment power of the shares they must own to establish eligibility to nominate a director. A shareholder could have a net short position on the Company’s stock and still be entitled to make a nomination. In adopting Rule 14a-11, the SEC made clear that proxy access should only be available to shareholders that possess ultimate ownership rights over the shares.

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•

The proposal does not require nominating shareholders to retain ownership of their shares through the meeting date. A nominating shareholder could sell all of its shares prior to the meeting date, potentially creating a misalignment between the interests of the nominating shareholder and the other shareholders of the Company. In adopting Rule 14a-11, the SEC believed that requiring a nominating shareholder to hold the shares through the meeting date demonstrated the nominating shareholder’s commitment to the nominee and the election process.

•

The proposal does not require that nominating shareholders certify that they are not seeking to effect a change in control of the Company. Proxy access is intended to give shareholders an opportunity to have their nominees for election included in the Company’s proxy materials; it should not be a mechanism for effecting a change in control of the Company. In fact, the SEC stated in the adopting release that this certification, along with the other required disclosures, would enable shareholders to gauge the nominating shareholder’s interest in the company, longevity of ownership, and intent with regard to continued ownership in the company – all important metrics that should not be withheld from the Company or its shareholders.

•

Unlike the SEC’s Rule 14a-11, the proposal requires the Company to list nominees alphabetically by name. Accordingly, the Company would be required to mix together nominees who are selected by the Board (in accordance with the Board’s duty to act in the best interests of the Company and its shareholders) with nominees who may be put forward to serve a narrow and specific agenda on behalf of one or a select few shareholders.

The proposal differs dramatically from the SEC’s version of proxy access, ignoring many of the provisions the SEC believed to be necessary and appropriate for the protection of shareholders and the Company. Therefore, the Company believes it is in the best interests of the Company and its shareholders to vote against this proposal and continue discussions regarding the desirability of, and proper means of implementing, a proxy access process.

The Company’s Existing Nomination Procedure Serves the Best Interests of the Company and Its Shareholders.

While the Company intends to carefully consider proxy access and engage in discussions with its shareholders, the Company also believes that its existing process for selecting nominees for election is already serving the best interests of its shareholders. The Nominating Committee helps the Board identify qualified nominees, which includes considering candidates proposed by shareholders. In identifying nominees, the Committee considers, among other things, a candidate’s independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Board and the Nominating Committee are well positioned to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective Board that addresses the evolving needs of the Company and represents the best interests of the Company’s shareholders. The Company also believes that these existing processes make the proposal unnecessary because the Company’s by-laws already provide for submission of director nominees by shareholders and the Nominating Committee evaluates those nominees using the same criteria as for other candidates.

Members of the Board and the Nominating Committee have a fiduciary duty to act in the best interests of the Company and all of its shareholders, and are directly accountable to the Company’s shareholders through annual director elections under a system of majority voting. In contrast, the proposal would provide access to the Company’s proxy materials for individual shareholders or selective groups of

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shareholders who do not have a similar fiduciary duty, are not bound by the Company’s corporate governance policies and practices, and may nominate directors who advance their own specific agenda without regard to the best interests of the Company or its shareholders. The proponent argues, “[r]ather than independent directors, we need directors who are dependent on and accountable to those who elect them.” The Board respectfully disagrees and believes that the Company needs independent directors who are accountable to all of the Company’s shareholders.

Finally, as the proponent is aware,1 there is uncertainty as to how proxy access may be legally implemented by California corporations, such as the Company. As discussed by the proponent on his own blog, a noted expert on California corporate law has published his view that proxy access must be implemented in the articles of incorporation of a company, not in its bylaws.2 If that is the case, then the proposal could not be implemented as proposed because the Board would not have authority to amend the Company’s governing documents without shareholders first approving an amendment of the Company’s articles of incorporation.

The Company understands that proxy access is emerging as an important issue for many of the Company’s shareholders. A proper proxy access framework would be thoughtfully designed and would include features, such as independence requirements, that would protect the interests of all of the Company’s shareholders. This proposal fails to meet those criteria. Accordingly, the Company intends to continue to study this issue in close collaboration with its shareholders.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 6.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

[1]	See: http://corpgov.net/2011/02/are-proxy-access-bylaws-legal/
[2]	See: http://calcorporatelaw.com/2014/11/shareholder-access-bylaws-shares-equal-others/

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Other Matters

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: January 22, 2015

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ANNEX A

Apple Inc.
Employee Stock Purchase Plan
(As Amended and Restated as of             , 2015)

On November 13, 2014 (the “Adoption Date”), the Board adopted this amended and restated Apple Inc. Employee Stock Purchase Plan (the “Plan”), which shall govern all grants of Options as to which Shares are to be delivered on or after the date of shareholder approval of the Plan (the “Effective Date”). For the terms and conditions of the Plan applicable to Options as to which Shares were delivered prior to the Effective Date, refer to the version of the Plan in effect as of the date such Options were granted.

(1)

Purpose of the Plan. The purpose of the Plan is to encourage and enable Eligible Employees of the Company and certain of its Subsidiaries to acquire proprietary interests in the Company through the ownership of Shares. It is the intention of the Company to have this Plan and the Options granted pursuant to this Plan satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code, although the Company makes no undertaking to, nor representation that it will, maintain the qualified status of this Plan or such Options. In addition, Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted under this Plan pursuant to the rules, procedures, or sub-plans adopted by the Board for Eligible Employees.

(2)	Definitions. Unless otherwise provided in the Plan, capitalized terms, when used herein, shall have the following respective meanings:

(a)

“Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing Shares under this Plan.

(b)	“Administrator” shall mean the Board, the Compensation Committee of the Board, or any other committee appointed by the Board.

(c)

“Applicable Laws” shall mean all applicable securities, tax and exchange control laws, rules, regulations, and requirements, including, but not limited to, U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable securities, tax and exchange control laws, rules, regulations, and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations, and requirements shall be in effect from time to time.

(d)	“Board” shall mean the Company’s Board of Directors.

(e)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(f)	“Common Stock” shall mean the Company’s common stock, $0.00001 par value per Share.

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(g)	“Company” shall mean Apple Inc., a California corporation.

(h)

“Designated Subsidiaries” shall mean any Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees. The Administrator may provide that the non-U.S. Eligible Employees of any Designated Subsidiary shall only be eligible to participate in the Non-423(b) Offering.

(i)

“Eligible Compensation” shall mean and refer to the Participant’s cash compensation paid through the Company’s or a Designated Subsidiary’s payroll system for personal services actually rendered in the course of employment. Eligible Compensation shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary and other wages, amounts contributed by the Participant to any benefit plan maintained by the Company or any Designated Subsidiary (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Administrator for all Eligible Employees. Notwithstanding the preceding, Eligible Compensation does not include any incentive or other bonus payments (unless the inclusion of any incentive or other bonus payment is specifically directed by the Administrator for all Eligible Employees), remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

(j)	“Eligible Employee” shall mean any natural person, including an officer, who is regularly employed by the Company or any Designated Subsidiary.

(k)

“Enrollment Agreement” means the agreement(s) between the Company and an Eligible Employee, in such written, electronic, or other format and/or pursuant to such written, electronic, or other process as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in this Plan or elects to make changes with respect to such participation as permitted by this Plan.

(l)

“Enrollment Period” shall mean that period of time prescribed by the Administrator, which period shall conclude prior to the Offering Date, during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

(m)

“Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a Share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the last price (in regular trading) for a Share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more Options that the Fair Market Value shall equal

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the last price for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a Share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Plan in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Options if a different methodology is necessary or advisable to secure any intended favorable tax, legal, or other treatment for the particular Option(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Options will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

(n)

“Non-423(b) Offering” shall mean the rules, procedures, or sub-plans, if any, adopted by the Administrator as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted to Eligible Employees as a separate offering under the Plan.

(o)	“Offering Date” shall mean the first business day of each Offering Period as designated by the Administrator.

(p)

“Offering Period” shall mean the period established in advance by the Administrator, which period shall not exceed twenty-seven (27) months, during which payroll deductions shall be collected to purchase Shares pursuant to an offering made under this Plan. Unless otherwise established by the Administrator prior to the start of an Offering Period, there shall be two (2) Offering Periods that commence each year, and each shall be of approximately six (6) months’ duration, with the first such Offering Period beginning on the first business day of February and ending on the last business day of the immediately following July, and the second such Offering Period beginning on the first business day of August and ending on the last business day of the immediately following January; provided, however, that as of the Effective Date and subject to shareholder approval as of such date, this Plan shall apply to the Offering Period beginning on the first business day of February, 2015.

(q)	“Option” shall mean the right granted to Participants to purchase Shares pursuant to an offering made under this Plan.

(r)

“Outstanding Election” shall mean a Participant’s then-current election to purchase Shares in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section (9) and deemed cancellation under Section (14)) prior to the close of business on the last Trading Day of the Offering Period or such other date as determined by the Administrator.

(s)	“Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section (6).

(t)	“Plan” shall mean this Apple Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

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(u)	“Prior Plan” shall mean the Apple Inc. Employee Stock Purchase Plan, as amended and restated effective as of March 8, 2010.

(v)

“Purchase Price Per Share” shall mean the price determined or provided by the Administrator in the circumstances but shall not be less than the lesser of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value on the last Trading Day of the Offering Period.

(w)	“Share” shall mean one (1) share of Common Stock.

(x)

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

(y)

“Termination of Service” means, with respect to an employee, a cessation of the employee-employer relationship between the employee and the Company or a Designated Subsidiary for any reason, (i) including but not by way of limitation, (A) a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of a Subsidiary, (B) unless otherwise determined or provided by the Administrator, a transfer of employment to a Subsidiary that is not a Designated Subsidiary as of the first day immediately following the three (3)-month period following such transfer, and (C) a termination of employment where the individual continues to provide certain services to the Company or a Subsidiary in a non-employee role, but (ii) excluding (A) such termination where there is a simultaneous reemployment by the Company or a Designated Subsidiary and (B) any bona fide and Company-approved leave of absence, such as family leave, medical leave, personal leave, and military leave; provided, however, where the period of leave exceeds three (3) months and the employee’s right to reemployment is not guaranteed either by statute or by contract, the employee-employer relationship will be deemed to have terminated on the first day immediately following such three (3)-month period.

(z)	“Trading Day” shall mean a day on which the NASDAQ is open for trading.

(3)

Shares Reserved for the Plan. Subject to adjustment pursuant to Section (17), the maximum number of Shares that may be delivered pursuant to Options granted under this Plan (including any Non-423(b) Offering established hereunder) shall equal the sum of (i) 50,000,000 Shares and (ii) the number of Shares previously reserved for issuance under the Prior Plan but not delivered pursuant to Options as of the Effective Date; provided that in no event shall the maximum number of Shares reserved for issuance under the Plan exceed 57,591,146 Shares (which is the sum of (x) the 50,000,000 Shares set forth above, plus (y) the number of Shares available for issuance under the Prior Plan on the Adoption Date). The Shares reserved for issuance pursuant to this Plan may be authorized but unissued Shares, treasury Shares, or Shares purchased on the open market. If any Option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again become available for issuance under the Plan.

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If the number of Shares to be purchased by Participants on the last day of an Offering Period exceeds the total number of Shares then available under the Plan, then the Administrator shall make a pro-rata allocation of any Shares that may be issued pursuant to the Plan in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of Shares to be purchased under the Participant’s Option.

If the Administrator determines that some or all of the Shares to be purchased by Participants on the last day of an Offering Period would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the Shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Administrator may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

(4)

Administration of the Plan. The Administrator shall have the authority and responsibility for the day-to-day administration of the Plan, which, to the extent permitted by the laws of the State of California and applicable U.S. Federal laws, it may delegate to a sub-committee. Subject to the provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, but not limited to:

(a)

Interpreting the Plan and prescribing, adopting, and rescinding rules and regulations it deems appropriate to implement the Plan, including amending any outstanding Option, as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of the Plan;

(b)	Establishing the timing and length of Offering Periods;

(c)	Establishing minimum and maximum contribution rates;

(d)

Establishing new or changing existing limits on the number of Shares an Eligible Employee may elect to purchase with respect to any Offering Period, if such limits are announced prior to the first Offering Period to be affected;

(e)

Adopting such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the United States, including determining which Eligible Employees are eligible to participate in the Non-423(b) Offering or other sub-plans established by the Administrator; and

(f)

Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permitting payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed Enrollment Agreements.

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The Administrator’s determinations under the Plan shall be final, conclusive, and binding on all persons. Neither the Board, the Compensation Committee of the Board, any other committee appointed by the Board, nor any of their agents or designees shall be liable for any act, failure to act, or determination made in good faith with respect to the Plan.

(5)	Grant of Option; Limitations.

(a)

Grant of Option. On each Offering Date, each Participant shall automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with the payroll deductions credited to the Participant’s Account during the applicable Offering Period.

(b)

Limit on Number of Shares Purchased. Notwithstanding the above, in no event may a Participant purchase more than one million (1,000,000) Shares in any one Offering Period, unless otherwise expressly provided by the Administrator in advance of that Offering Period.

(c)

Limit on Value of Shares Purchased. Notwithstanding any provisions of the Plan to the contrary, excluding Options granted pursuant to any Non-423(b) Offering, no Participant shall be granted an Option to purchase Shares under this Plan which permits the Participant’s rights to purchase Shares under all “employee stock purchase plans” (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Shares (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

(d)

5% Owner Limit. Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an Option to purchase Shares under this Plan if such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

(e)	Other Limitation. The Administrator may determine, as to any Offering Period, that the offering will not be extended to “highly compensated employees” within the meaning of Section 414(q) of the Code.

(6)

Participation in the Plan. An Eligible Employee may become a Participant for an Offering Period by completing the prescribed Enrollment Agreement and submitting such Enrollment Agreement to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. Such Enrollment Agreement shall contain the payroll deduction authorization described in Section (8). A payroll deduction authorization will be effective for the first Offering Period following the submission of the Enrollment Agreement and all subsequent Offering Periods as provided by Section (7) until (i) it is terminated in accordance with Sections (9) or (14), (ii) it is modified by filing another Enrollment Agreement in accordance with this Section (6), (iii) an election is made to decrease payroll deductions in accordance with Section (8), (iv) the Participant’s Termination of Service, or (v) the Participant is otherwise ineligible to participate in the Plan.

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(7)

Automatic Re-Enrollment. Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of payroll deductions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section (8), unless (i) the Participant has elected to withdraw from the Plan in accordance with Section (9), (ii) the Participant’s Termination of Service, or (iii) the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

(8)

Payroll Deductions. Each Participant’s Enrollment Agreement shall contain a payroll deduction authorization pursuant to which he or she shall elect to have a designated whole percentage of Eligible Compensation between one percent (1%) and ten percent (10%) deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of Shares pursuant to the offering. Payroll deductions shall commence on the Offering Date of the first Offering Period to which the Enrollment Agreement relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section (7). Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to an offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a format and pursuant to a process acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a separate offering under the Plan, unless the Administrator otherwise expressly provides.

If in any payroll period a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

A Participant may elect to decrease, but not increase, the rate of his or her payroll deductions during an Offering Period by submitting the prescribed Enrollment Agreement to the Company (or the Company’s designee) at any time prior to the first day of the last calendar month of such Offering Period. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offering Periods as provided in Section (7) unless (i) the Participant submits a new Enrollment Agreement for a later Offering Period, (ii) the Participant elects to decrease his or her payroll deductions, (iii) the Participants elects to withdraw from the Plan in accordance with Section (9), (iv) the Participant is withdrawn from the Plan in accordance with Section (14), or (v) the Participant is otherwise ineligible to participate in the Plan. A Participant may only increase his or her rate of payroll deductions to be effective for the next Offering Period by completing and filing with the Company a new Enrollment Agreement authorizing the payroll deductions.

Notwithstanding the foregoing, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the

Apple Inc. | Proxy Statement | A-7

Code and the limitations of Section (5). Payroll deductions will recommence and be made in accordance with the Outstanding Election in place prior to such Company adjustment starting with the first Offering Period that begins in the next calendar year (or such other time as is determined by the Administrator) unless (i) the Participant withdraws in accordance with Section (9), (ii) the Participant is withdrawn from the Plan in accordance with Section (14), or (iii) the Participant is otherwise ineligible to participate in the Plan.

(9)

Withdrawal from Offering Period After Offering Date. An Eligible Employee may withdraw from any Offering Period after the applicable Offering Date, in whole but not in part, at any time prior to the date specified by the Administrator or, if no such date is specified by the Administrator, the last Trading Day of such Offering Period, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator. If a Participant withdraws from an Offering Period, the Participant’s Option for such Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s entire Account balance for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period shall be irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new Enrollment Agreement in accordance with Section (6).

(10)

Purchase of Stock. On the last Trading Day of each Offering Period, the Administrator shall cause the amount credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to limitations of Sections (3) and (5). In no event may Shares be purchased pursuant to an Option more than twenty-seven (27) months after the Offering Date of such Option. The amount applied to purchase Shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts remaining credited to the Participant’s Account on the last Trading Day of the Offering Period shall be retained in the Participant’s Account and rolled forward to the next Offering Period.

(11)	Interest on Payments. No interest shall be paid on sums withheld from a Participant’s pay for the purchase of Shares under this Plan unless otherwise determined necessary by the Administrator.

(12)

Rights as Shareholder. A Participant will not be a shareholder or have any rights as a shareholder with respect to Shares subject to the Participant’s Options issued under the Plan until the Shares are purchased pursuant to the Options and such Shares are transferred into the Participant’s name on the Company’s books and records.

(13)

Options Not Transferable. A Participant’s Options under this Plan may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns, or transfers his or her Options in violation of this Section (13), such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

(14)	Deemed Cancellations.

(a)

Termination of Service. In the event of a Participant’s Termination of Service, (i) any outstanding Option held by the Participant shall immediately terminate; (ii) the Participant shall be withdrawn from the Plan; and (iii) the Participant shall receive a refund of the amount then credited to the Participant’s Account.

Apple Inc. | Proxy Statement | A-8

(b)

Death of a Participant. If a Participant dies, (i) any outstanding Option held by the Participant shall immediately terminate, and (ii) the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator, or other legal representative of the Participant’s estate or, if the Administrator permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before such Participant’s death. If such executor, administrator, or other legal representative of the Participant’s estate has not been appointed (to the knowledge of the Company) or if the beneficiary or beneficiaries are no longer living at the time of the Participant’s death, the Company, in its discretion, may deliver the outstanding Account balance to the spouse or to any one or more dependents or relatives of the Participant or to such other person as the Company may designate.

(15)	Application of Funds. All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose.

(16)

No Employment/Service Rights. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Administrator, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company or any Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(17)

Adjustments. Subject to Section (18), upon (or, as may be necessary to effect the adjustment, immediately prior to) any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company or any similar, unusual, or extraordinary corporate transaction in respect of the Common Stock, in each case, then the Administrator shall equitably and proportionately adjust (1) the number, amount, and type of Shares of Common Stock (or other securities) that thereafter may be made the subject of Options (including the specific Share limits, maximums, and numbers of Shares set forth elsewhere in the Plan), (2) the number, amount, and type of Shares of Common Stock (or other securities or property) subject to any outstanding Options, (3) the Purchase Price Per Share of any outstanding Options, and/or (4) the securities, cash, or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code), and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Apple Inc. | Proxy Statement | A-9

Without limiting the generality of Section (4), any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section (17), and the extent and nature of any such adjustment, shall be final, conclusive, and binding on all persons.

(18)

Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization, or liquidation (deemed the end of the Offering Period in such case) by causing all amounts credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations of Sections (3) and (5).

(19)

Acquisitions and Dispositions. The Administrator may, in its sole and absolute discretion and in accordance with principles under Section 423 of the Code, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business by merger, reorganization, or purchase of assets, and notwithstanding Section (14), may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate in the circumstances.

(20)

Government Approvals or Consents. This Plan and any offering and sales of Shares or delivery of Shares under this Plan to Eligible Employees hereunder are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therewith.

(21)

Plan Amendment, Suspension, and Termination. The Board may, from time to time, amend, suspend, or terminate the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any then outstanding and vested Options under the Plan unless such action is required to comply with Applicable Laws; and provided, further, that no such action of the Board shall be effective without the approval of the Company’s shareholders if such approval is required by Applicable Laws. Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter.

(22)	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions) and applicable U.S. Federal laws.

Apple Inc. | Proxy Statement | A-10

DIRECTIONS TO THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Directions to Apple Inc.

Take Interstate 280 (south from San Francisco, north from San Jose).

Exit at De Anza Blvd.

Turn south onto De Anza Blvd. toward Cupertino.

Turn left onto Mariani Ave.

Continue on Mariani, which leads into the Apple parking lot.

Proceed to Building 4 (Town Hall).

Attendance at the 2015 annual meeting of shareholders is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide the Annual Report on Form 10-K for the year ended September 27, 2014 in lieu of producing a glossy annual report.

Apple Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY)

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000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 10, 2015.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/AAPL

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Apple Inc. Annual Shareholder Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +

01 - TIM COOK 02 - AL GORE 03 - BOB IGER

04 - ANDREA JUNG 05 - ART LEVINSON 06 - RON SUGAR

07 - SUE WAGNER

For Against Abstain For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015

3. An advisory resolution to approve executive compensation

4. The amendment of the Apple Inc. Employee Stock Purchase Plan

B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

5. A shareholder proposal by The National Center for Public Policy Research entitled “Risk Report”

For Against Abstain

6. A shareholder proposal by Mr. James McRitchie and Mr. John Harrington entitled “Proxy Access for Shareholders”

For Against Abstain

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

01YWYE

C 1234567890

J N T

1UP X

21921 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Apple Inc.

2015 Annual Meeting of Shareholders March 10, 2015 9:00 a.m. Pacific Daylight Time

1 Infinite Loop, Building 4 (Town Hall), Cupertino, California 95014 Upon arrival, please present your photo identification at the registration desk.

Directions to the 2015 Annual Meeting of Shareholders

Take Interstate 280 (south from San Francisco, north from San Jose). Exit at De Anza Blvd.

Turn south onto De Anza Blvd. toward Cupertino. Turn left onto Mariani Ave.

Continue on Mariani, which leads into the Apple parking lot. Proceed to Building 4 (Town Hall).

Attendance at the 2015 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide the Annual Report on Form 10-K for the year ended September 27, 2014 in lieu of producing a glossy annual report.

I-280

N

De Anza Blvd.

Mariani Ave.

Infinite Loop

Building 4

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APPLE INC. FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 10, 2015 +

The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of 2015 Annual Meeting of Shareholders and Proxy Statement with respect to the 2015 Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4 (Town Hall), Cupertino, California 95014 on Tuesday, March 10, 2015 at 9:00 a.m. Pacific Daylight Time, and hereby appoints Luca Maestri and Bruce Sewell, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. common stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSALS 5 AND 6, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE.

C Non-Voting Items Change of Address — Please print new address below. Until contrary notice to Apple Inc., I consent to access all future notices of annual meetings, proxy statements and annual reports issued by Apple Inc. over the Internet. I Consent

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. +